                                                                     EXHIBIT 2.1

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                              AMENDED AND RESTATED

                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                      SEROLOGICALS RESEARCH PRODUCTS, INC.
                             a Delaware corporation

                                       and

                  FALCON INTERNATIONAL INVESTMENT HOLDINGS LLC
                      a Delaware Limited Liability Company

                             as of February 11, 2003

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

                                TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
1.       DEFINITIONS; CONSTRUCTION................................................................................     2

         1.1      Definitions.....................................................................................     2
         1.2      Cross References................................................................................     8
         1.3      Construction....................................................................................     9

2.       PURCHASE AND SALE.......................................................................................     10

         2.1      Agreement to Purchase and Sell.................................................................     10
         2.2      Purchase Price.................................................................................     10
         2.3      Payment of Purchase Price; Additional Payment..................................................     10
         2.4      Closing Statement..............................................................................     11
         2.5      Adjustment of Purchase Price...................................................................     12
         2.6      Tax Withholding................................................................................     13

3.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.......................................................     13

         3.1      Organization...................................................................................     13
         3.2      Shareholder Authority..........................................................................     14
         3.3      No Conflict....................................................................................     15
         3.4      Capitalization.................................................................................     15
         3.5      Transfer Claims................................................................................     16
         3.6      Financial Statements...........................................................................     16
         3.7      No Undisclosed Liabilities.....................................................................     16
         3.8      No Violation of Law; Required Licenses and Permits.............................................     17
         3.9      Personal Property..............................................................................     17
         3.10     Real Property..................................................................................     17
         3.11     Required Consents and Approvals................................................................     21
         3.12     Indebtedness for Borrowed Money; Security Arrangements.........................................     21
         3.13     Intellectual Property..........................................................................     22
         3.14     Inventory/Product Warranty.....................................................................     24
         3.15     Notes and Accounts Receivable..................................................................     24
         3.16     Legal Proceedings..............................................................................     24
         3.17     Employee Benefit Plans.........................................................................     25
         3.18     Labor Relations................................................................................     27
         3.19     Environmental, Health and Safety Requirements..................................................     29
         3.20     Insurance Policies.............................................................................     30
         3.21     Contracts and Commitments......................................................................     30
         3.22     Absence of Certain Changes and Events..........................................................     32
         3.23     Tax Matters....................................................................................     34
         3.24     Employee Notice................................................................................     36
         3.25     No Interest in Properties, Competitors, Etc....................................................     36
         3.26     Brokers' and Finders' Fees.....................................................................     36
         3.27     Ethical Practices..............................................................................     37
         3.28     Australian Representations.....................................................................     37
         3.29     U.S. Food and Drug Administration Representations..............................................     37

4.       REPRESENTATIONS AND WARRANTIES OF SEROLOGICALS..........................................................     39

         4.1      Organization, Power and Authority..............................................................     39
         4.2      No Conflict....................................................................................     39
         4.3      Brokers' and Finders' Fees.....................................................................     40
         4.4      Legal Proceedings..............................................................................     40
         4.5      Purchase for Investment........................................................................     40
         4.6      Financing......................................................................................     40

5.       CERTAIN COVENANTS AND AGREEMENTS........................................................................     40

         5.1      Conduct of Business by Chemicon................................................................     40
         5.2      Inspection and Access to Information...........................................................     44
         5.3      No Solicitation of Transactions................................................................     44
         5.4      Reasonable Efforts; Further Assurances; Cooperation............................................     45
         5.5      Compliance with Antitrust Requirements.........................................................     47
         5.6      Public Announcements...........................................................................     48
         5.7      Supplements to Schedules.......................................................................     48
         5.8      Insurance......................................................................................     49
         5.9      Tax Matters....................................................................................     49
         5.10     Merger of Ramona BioFarms, LLC.................................................................     50
         5.11     Insurance......................................................................................     50

6.       CONDITIONS TO CLOSING...................................................................................     50

         6.1      Conditions to Each Party's Obligations.........................................................     50
         6.2      Conditions to Obligations of Serologicals......................................................     51
         6.3      Conditions to Obligations of the Shareholder...................................................     54

7.       CLOSING.................................................................................................     55

8.       TERMINATION.............................................................................................     55

         8.1      Termination....................................................................................     55
         8.2      Effect of Termination..........................................................................     56
         8.3      Specific Performance and Other Remedies........................................................     57

9.       MISCELLANEOUS...........................................................................................     57

         9.1      Notices........................................................................................     57
         9.2      Schedules and Exhibits.........................................................................     58
         9.3      Assignment; Successors in Interest.............................................................     58
         9.4      Captions.......................................................................................     59
         9.5      Controlling Law; Amendment.....................................................................     59
         9.6      Consent to Jurisdiction, Etc...................................................................     59
         9.7      Severability...................................................................................     60
         9.8      Counterparts...................................................................................     60
         9.9      Enforcement of Certain Rights..................................................................     60
         9.10     Waiver.........................................................................................     60
         9.11     Integration....................................................................................     60
         9.12     Cooperation Following the Closing..............................................................     60

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
         9.13     Transaction Costs..............................................................................     60
         9.14     Knowledge of the Shareholder...................................................................     61
         9.15     References to this Agreement...................................................................     61

                                LIST OF EXHIBITS

Exhibit A             Form of Escrow Agreement
Exhibit B             Form of Opinion of Luce, Forward, Hamilton & Scripps LLP
Exhibit C             Form of Opinion of Altheimer & Gray
Exhibit D             Form of Opinion of Jeffrey S. Joy & Associates
Exhibit E             Form of Noncompetition Agreement
Exhibit F             Form of Consulting Agreement
Exhibit G             Form of Shareholder Release
Exhibit H             Form of Opinion of King & Spalding LLP
Exhibit I             Form of Opinion of Morris, Polich, & Purdy LLP

                                LIST OF SCHEDULES

2.4(a)                Accounting Principles
3.1(a)                Chemicon Entities
3.1(b)                Places where Chemicon Entities Conduct Business
3.1(c)                Interest in Other Entities
3.1(d)                Articles of Incorporation and Bylaws of Chemicon
3.1(e)                Certificate of Organization and Limited Liability Company
                      Agreement of Shareholder
3.1(f)                Officers and Directors of Chemicon Entities and
                      Shareholder
3.3                   Conflicts
3.4                   Subscriptions, etc.
3.5                   Transfer Claims
3.6                   Financial Statements
3.7                   Undisclosed Liabilities
3.8                   Violations of Law
3.9(a)                List of Personal Property
3.9(b)                Liens and Ownership of Property
3.9(c)                Possession of Property
3.9(d)                Options to Acquire Property
3.10(a)               Leased Real Property
3.10(b)               Formerly Owned Real Property
3.10(c)               Owned Real Property
3.10(c)(viii)         Permit Violations
3.10(c)(ix)           Contracts Related to Owned Real Property
3.11(a)               Consents and Approvals
3.11(b)               Notices
3.12                  Financing Documents
3.13(a)               Owned Proprietary Rights
3.13(b)               Continued Used of Owned Proprietary Rights

3.13(c)               Infringements
3.13(d)               Licenses Out
3.13(e)               Licensed Proprietary Rights
3.14(a)               Inventory Valuation
3.14(b)               Product Warranty Terms
3.16                  Legal Proceedings
3.17                  Employee Benefit Plans
3.18                  Labor Relations
3.19                  Environmental, Health and Safety Requirements
3.20                  Insurance Policies
3.21(a)               Chemicon Contracts
3.21(b)               Affiliated Transactions
3.22                  Changes and Events
3.23(d)               Time Extensions for Tax Returns
3.23(f)               List of Audited Tax Years
3.23(g)               Tax Waivers
3.23(k)               US Tax Basis
3.23(m)               Chemicon Entities Taxed as Partnerships
3.24                  Employee Notices
3.25                  Interests in Properties, Competitors, Etc.
3.26                  Brokers' and Finders' Fees
3.28                  Australian Representations
3.29                  FDA Matters
4.2                   No Conflict
4.3                   Brokers' and Finders' Fees
4.6                   Financing Commitment Letter
5.1                   Actions Permitted Between Signing and Closing
6.2(k)                Terms of Amendment for Real Property Leases
6.2(l)                Terminated Affiliate Transactions
6.2(m)                Amendment Terms for Genome Contract
6.3(e)                Beckman Releases

                              AMENDED AND RESTATED

                          SECURITIES PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of February 11, 2003, is made and entered into by and among Serologicals Research Products, Inc., a Delaware corporation ("Serologicals"), and Falcon International Investment Holdings LLC, a Delaware limited liability company (the "Shareholder"). Serologicals and the Shareholder are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, the Parties entered into that certain Securities Purchase Agreement, dated as of February 11, 2003 (the "Original Agreement"), pursuant to which the Shareholder agreed to sell to Serologicals, and Serologicals agreed to purchase from the Shareholder (the "Acquisition"), all of the issued and outstanding common stock, no par value (the "Common Stock") of Chemicon International, Inc., a California corporation ("Chemicon");

         WHEREAS, the Parties desire to amend and restate the Original Agreement as set forth herein;

         WHEREAS, simultaneously with the execution and delivery of the Original Agreement, the Shareholder and Serologicals executed and delivered an agreement (the "European Purchase Agreement") providing for the sale by the Shareholder of all of the issued and outstanding capital stock of Chemicon Europe, Ltd., a limited liability company organized under the laws of England and Wales ("Chemicon Europe"), to Serologicals in a transaction that the parties intend to consummate simultaneously with the Acquisition;

         WHEREAS, simultaneously with the execution and delivery of the Original Agreement, the Shareholder, The Beckman Family Trust, a revocable living trust created pursuant to the laws of the State of California (the "Trust"), David Alan Beckman, an individual resident of the State of California ("D. Beckman"), and Keiko Koga Beckman, an individual resident of the State of California ("K. Beckman" and together with D. Beckman, the "Beckmans"), executed and delivered an agreement (the "Indemnification Agreement") pursuant to which the Shareholder, the Trust and the Beckmans, jointly and severally, agreed to indemnify Serologicals from and against the matters set forth therein and Serologicals agreed to indemnify the Shareholder, the Trust and the Beckmans from and against the matters set forth therein;

         WHEREAS, simultaneously with the execution and delivery of the Original Agreement, Serologicals Corporation, a Delaware corporation and the parent corporation of Serologicals (the "Parent"), executed and delivered an agreement (the "Parent Guaranty") pursuant to which it agreed to guarantee the full and prompt performance by Serologicals of all of its obligations pursuant to this Agreement, the European Purchase Agreement and the Indemnification Agreement; and

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Serologicals and certain of the officers of Chemicon executed and delivered employment agreements to be effective as of the consummation of the Acquisition;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

         1.       DEFINITIONS; CONSTRUCTION.

                  1.1      Definitions.

                           (a) "Actual Working Capital" means (i) if the Shareholder fails to timely deliver an Objection Notice pursuant to
         Section 2.4(b), the Estimated Closing Working Capital set forth on the Closing Statement or (ii) if the Shareholder timely delivers an Objection Notice pursuant to Section 2.4(b), the amount of Working Capital determined pursuant to Section 2.4(c) or, if not determined by
         Section 2.4(c), determined by Section 2.4(d).

                           (b)      "Accounting Referee" means
         PriceWaterhouseCoopers, L.L.P.

                           (c) "Affiliate" shall mean with respect to any Person, (i) if such Person is an individual, any relative of such Person and (ii) if such Person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                           (d) "Antitrust Law" shall mean (i) the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (ii) all Foreign Antitrust Laws.

                           (e) "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, characteristic and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

                           (f) "Business" shall mean (i) with respect to Chemicon, the business of (A) developing, manufacturing, marketing and distributing products relating to various scientific disciplines, including neuroscience, adhesion, apoptosis, cell signaling and infectious disease, (B) selling high value reagents to biomedical researchers for use in industrial and academic research, (C) providing kits and reagents for clinical laboratories, and (D) developing custom molecular and immunological products and reagents that are sold to diagnostics, pharmaceutical and drug discovery companies; and (ii) all other operations, business or activities of the Chemicon Entities as of the date hereof or entered into by, commenced by, or commenced for the benefit of any of the Chemicon Entities prior to the Closing Date.

                           (g) "Business Day" shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Atlanta, Georgia.

                           (h) "Capitalized Lease Obligations" shall mean those obligations to financial institutions, lessors or other lenders arising from any lease that is or would be characterized as a capitalized lease in accordance with GAAP.

                           (i) "Chemicon Debt" shall mean that amount necessary, without duplication, (i) to pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts (including current portions of long-term debt and any fees and expenses (if any) to cancel any letters of credit) due and payable by any Chemicon Entity, Chemicon Europe or any European Subsidiary;
         (ii) to fully discharge all Liens related to such indebtedness and all other Liens encumbering any assets or properties of any Chemicon Entity, Chemicon Europe or any European Subsidiary, including all assets and properties used in the operation of the Business; and (iii) to satisfy in full all Capitalized Lease Obligations. Furthermore, solely for purposes of the Indemnification Agreement, "Chemicon Debt" shall include any amount that the Shareholder is obligated to pay Serologicals pursuant to Section 2.5(a) hereof that remains unpaid for ten business days after demand for payment by Serologicals.

                           (j)      "Chemicon Entities" shall mean,
         collectively, Chemicon and any corporation, partnership, limited liability company or other entity or association in which Chemicon has an ownership or equity interest, whether direct or indirect, and shall also include any direct or indirect subsidiary of each Chemicon Entity and each individually shall be referred to from time to time as a "Chemicon Entity."

                           (k) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                           (l) "Contract" or "Contracts" shall mean all written or oral:

                                    (i)      contracts, agreements and
                  instruments relating to the sale of any inventory, assets, goods, services, properties, materials or products, including all customer contracts, operating contracts, and sales contracts;

                                    (ii)     orders, contracts, supply
                  agreements and other agreements relating to the purchase of any assets, services, properties, materials or products; and

                                    (iii)    all mortgages, promissory notes,
                  credit agreements, security agreements, letter agreements and all other contracts, agreements, arrangements, undertakings, understandings, and instruments.

                           (m)      "Disclosure Letter" shall mean the
         Disclosure Letter referred to in and delivered pursuant to the European Purchase Agreement.

                           (n)      "Dollars" or "$" shall mean United States
         Dollars.

                           (o)      "Effective Date" shall mean April 1, 2003.

                           (p)      "Environmental, Health and Safety
         Requirements" shall mean all federal, state, local, provincial and foreign statutes, regulations, ordinances, codes, policies, guidelines, standards and other provisions, in all cases having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment applicable to any Chemicon Entity, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials each as amended and as now or hereafter in effect.

                           (q) "Environmental Laws" means all local, state and federal Laws relating to protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, and Hazardous Materials.

                           (r) "ERISA Affiliate" shall mean any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b), (c), (m) or (o) of the Code, of which any Chemicon Entity also is a member.

                           (s)      "Escrow Agent" shall mean a bank or
         financial institution mutually acceptable by the Parties.

                           (t)      "European Subsidiaries" shall mean
         collectively any corporation, partnership, limited liability company or other entity or association in which Chemicon Europe has an ownership or equity interest, whether direct or indirect, and shall also include any direct or indirect subsidiary of each European Subsidiary.

                           (u) "Foreign Antitrust Laws" shall mean all non-U.S. laws and regulations intended to prohibit, restrict or regulate foreign investment or actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition, including the FTA.

                           (v) "GAAP" shall mean generally accepted accounting principles as in force in the United States of America at the date of the determination thereof, consistently applied.

                           (w) "Governmental Authority" shall mean any nation, or political subdivision thereof, or any agency, court or body of any such governmental authority exercising executive, legislative, judicial, regulatory or administrative functions.

                           (x) "Hazardous Material" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, any biological, biomedical or medical products, substance, or waste, or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any Environmental, Health and Safety Requirements.

                           (y) "Laws" means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.

                           (z) "Liens" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien, limitation, or charge of any kind or nature (including, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Chemicon Entity, Chemicon Europe or any European Subsidiary, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of any person.

                           (aa) "Lower Limit" shall mean an amount equal to Target Working Capital minus $1,500,000.

                           (bb) "Material Adverse Effect" shall mean any event, condition or circumstance that could reasonably be expected to have a material adverse effect on (i) the assets, liabilities, results of operations or financial condition of the Business, the Chemicon Entities, Chemicon Europe and the European Subsidiaries, taken as a whole; (ii) the ability of the Chemicon Entities, Chemicon Europe and the European Subsidiaries, taken as a whole, to achieve the revenue and earnings growth forecast by the management of Chemicon; or (iii) the ability of the Shareholder to perform its obligations hereunder; provided that the term Material Adverse Effect shall not include effects resulting from any change in the general economic conditions relating to the market in which the Chemicon Entities, Chemicon Europe and the European Subsidiaries operate that do not have a materially disproportionate effect (relative to other industry participants) on the Chemicon Entities Chemicon Europe, and the Chemicon Subsidiaries, taken as a whole.

                           (cc) "Miller and Casey Payment" shall mean the aggregate amounts due and payable to Drs. Julian James Miller and Frances Mary Casey pursuant to that certain Agreement by Deed by and among Dr. Frances Mary Casey, Dr. Julian James Miller, Chemicon International Limited (n/k/a Chemicon Europe Limited), David Beckman, Chemicon International, Inc. and Cymbus Biotechnology Limited.

                           (dd) "Ordinary Course of Business" shall mean the ordinary course of business consistent with past practice (including, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally).

                           (ee) "Permitted Liens" shall mean (i) Liens for taxes not yet due and payable, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iv) in the case of owned or leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (1) interfere in any material respect with the present use of or occupancy of the affected parcel by the relevant entity, (2) have more than an immaterial effect on the value thereof or its use or (3) would impair the ability of such parcel to be sold for its present use.

                           (ff) "Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

                           (gg)     "Proprietary Rights" means any and all:

                                    (i)      United States, foreign and
                  international patents, patent applications and patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof;

                                    (ii)     United States, foreign and
                  international trademarks, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith;

                                    (iii)    United States, foreign and
                  international copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof;

                                    (iv)     mask works and registrations and
                  applications for registration thereof;

                                    (v)      computer software, data, data
                  bases, and documentation thereof;

                                    (vi)     trade secrets and other
                  confidential information (including, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, schematics, technology, financial and marketing plans, and customer and supplier lists and information);

                                    (vii)    other United States, foreign and
                  international intellectual property rights;

                                    (viii)   copies and tangible embodiments
                  thereof (in whatever protectable form or medium);

                                    (ix)     rights of privacy, personal and
                  moral rights, publicity and endorsement, and all other rights associated therewith in any jurisdiction; and

                                    (x)      license agreements related thereto.

                           (hh) "Target Working Capital" shall mean an amount equal to $7,795,000.

                           (ii) "Tax" or "Taxes" shall mean all taxes, including any premiums, taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, including federal, state, provincial, city, county, foreign or other income, branch, franchise, capital, capital stock, real property, ad valorem, personal property, tangible, intangible, payroll, employment, withholding, FICA, unemployment compensation, disability, employment insurance, transfer, registration, sales, use, goods and services, excise, gross receipts, severance, stamp, occupation, windfall profits, environmental, customs duties, value-added, alternative or add-on minimum, estimated and all other taxes and governmental charges of any kind, imposed by the United States, any foreign government, or any state, province, county, city, country or subdivision or agency thereof, or any Governmental Authority.

                           (jj)     "Tax Return" shall mean any return,
         declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                           (kk)     "Top IP Contracts" shall mean those
         contracts that relate to the Proprietary Rights required for or utilized in the production, sale or distribution of those forty (40) products of the Chemicon Entities that produced the greatest sales revenue for the nine-month period ending September 30, 2002.

                           (ll) "Upper Limit" shall mean an amount equal to Target Working Capital plus $1,500,000.

                           (mm) "WARN" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq.

                           (nn) "Working Capital" means for the Chemicon Entities, Chemicon Europe and Cymbus Biotechnology Limited (i) the aggregate of all current asset line items shown on Schedule 2.4(a) minus (ii) the aggregate of all current liability line items shown on Schedule 2.4(a), all to be prepared in accordance with the accounting principles set forth on Schedule 2.4(a) and otherwise in accordance with GAAP.

                  1.2 Cross References. The following terms are defined in the following Sections of this Agreement:

    Terms                                                                            Section
    -----                                                                            -------
Acquisition...................................................................        Recitals
Agreement ....................................................................        Preamble
Audited Balance Sheet.........................................................             3.6
Audited Financial Statements..................................................             3.6
Beckmans......................................................................        Recitals
CGCL..........................................................................          3.1(d)
Chemicon......................................................................        Recitals
Chemicon Australia............................................................          6.2(r)
Chemicon Contracts............................................................         3.21(c)
Chemicon Europe...............................................................        Recitals
Closing Date..................................................................               7
Closing.......................................................................               7
Closing Statement.............................................................          2.4(a)
Common Stock..................................................................        Recitals
D. Beckman....................................................................        Recitals
DOJ...........................................................................          5.5(b)
EIRs..........................................................................      3.29(d)(v)
Employee Benefit Plans........................................................         3.17(a)
ERISA.........................................................................         3.17(a)
Escrow Agreement..............................................................       2.3(a)(i)
Escrow Amount.................................................................       2.3(a)(i)
Estimated Closing Working Capital.............................................          2.4(a)
European Purchase Agreement...................................................        Recitals
FDA...........................................................................         3.29(a)
Financial Statements..........................................................             3.6
FTA...........................................................................             3.3
FTC...........................................................................          5.5(b)
GMP...........................................................................    3.29(d)(iii)
HSR Act.......................................................................             3.3
Immaterial Contracts..........................................................         3.21(a)
Indemnification Agreement.....................................................        Recitals
Interim Balance Sheet Date....................................................             3.6
Interim Balance Sheet.........................................................             3.6
Interim Financial Statements..................................................             3.6
K. Beckman....................................................................        Recitals
Knowledge.....................................................................            9.14
Leased Real Property..........................................................         3.10(a)
Legal Dispute.................................................................             9.6

Notices.......................................................................         3.11(b)
Novus.........................................................................     2.3(a)(iii)
Objection Notice..............................................................          2.4(b)
Owned Real Property...........................................................           10(c)
Parent........................................................................        Recitals
Parent Guaranty...............................................................        Recitals
Parties.......................................................................        Preamble
Party.........................................................................        Preamble
Predecessor Entity............................................................         3.19(c)
Prime Rate....................................................................          2.5(a)
Purchase Price................................................................             2.2
Real Estate Permits..........................................................    3.10(c)(viii)
Real Property Leases..........................................................         3.10(a)
Serologicals..................................................................        Preamble
Shareholder...................................................................        Preamble
Termination Date..............................................................             8.1
Trust.........................................................................        Recitals
U.S. Tax Basis................................................................         3.23(k)

                  1.3      Construction.

                           (a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (iv) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s).

                           (b)      Unless otherwise set forth herein,
         references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as in effect on the date hereof and as amended, modified, supplemented or succeeded, prior to the Closing Date.

                           (c) This Agreement shall not be construed as if prepared by one (1) of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

         2.       PURCHASE AND SALE

                  2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing the Shareholder will sell, deliver and transfer to Serologicals, and Serologicals will purchase and acquire from the Shareholder, all of the issued and outstanding Common Stock, free and clear of any and all Liens.

                  2.2 Purchase Price. The aggregate amount to be paid in the Acquisition shall be $80,975,000 (the "Purchase Price").

                  2.3      Payment of Purchase Price; Additional Payment.

                           (a) Subject to Section 2.6, on the Closing Date, Serologicals shall:

                                    (i)      deposit in escrow with the Escrow
                  Agent $19,000,000 (the "Escrow Amount"), which amount shall be held and disbursed in accordance with the terms of an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement");

                                    (ii)     remit to the holders of the
                  Chemicon Debt, for the account of the appropriate Chemicon Entity, the amount due to the holders of the Chemicon Debt as of the Closing Date; provided, however, that notwithstanding the foregoing, Serologicals shall retain from the Purchase Price the amount of $331,539.60 and, on April 17, 2003, shall remit the same in accordance with the pay-off letter provided by the lender to Chemicon to repay in full SBA Loan # 5445343002;

                                    (iii)    remit to Novus Molecular, Inc., a
                  California corporation ("Novus"), for the account and benefit of Chemicon, the amount of $2,000,000, $1,000,000 of which shall be in consideration for Novus' execution and delivery of the non-compete agreement described in Section 6.2(q);

                                    (iv)     retain the amount of $5,442,295.10,
                  plus the interest to be paid in accordance with Sectin 2.3(b), which amount shall be held and disbursed in accordance with instructions to be furnished by the Shareholder to Serologicals no later than April 22, 2003;

                                    (v)      remit the Miller and Casey Payment
                  in accordance with instructions to be provided by the Shareholder; and

                                    (vi)     pay or cause to be paid to the
                  Shareholder (or to such other persons identified by Shareholder in writing to Serologicals not less than two Business Days prior to the Closing Date) an amount equal to the Purchase Price minus the sum of (i) the Escrow Amount,
                  (ii) the Chemicon Debt, (iii) the amount paid to Novus pursuant to Section 2.3(a)(iii), (iv) the amount retained pursuant to Section 2.3(a)(iv), and (v) the Miller and Casey Payment.

                           (b) Serologicals shall pay to the recipient specified pursuant to Section 2.3(a)(iv) interest, at a rate per annum of 3.0 %, from the Effective Date through the Closing Date on an amount equal to the sum of (i) the amount described in Section 2.3(a)(i); (ii) the amount described in Section 2.3(a)(iii); (iii) the amount described in Section 2.3(a)(iv); (iv) the amount described in Section 2.3(a)(vi); and (v) the amount described in Clause 3.1 of the European Purchase Agreement.

                           (c)      Promptly following the Closing Date,

                                    (i)      Serologicals shall pay to the
                  Shareholder an amount equal to the excess, if any, of (x) the amount remitted to the holders of the Chemicon Debt pursuant to Section 2.3(a)(ii) over (y) the amount that would have been sufficient to repay in full the Chemicon Debt at the close of business on March 31, 2003; or

                                    (ii)     the Shareholder shall pay to
                  Serologicals the excess, if any, of (x) the amount that would have been sufficient to repay in full the Chemicon Debt at the close of business on March 31, 2003 over (y) the amount remitted to the holders of the Chemicon Debt pursuant to
                  Section 2.3(a)(ii).

                  2.4      Closing Statement.

                           (a) No later than sixty (60) days after the Closing Date, Serologicals will prepare and deliver to the Shareholder a statement (the "Closing Statement") setting forth Serologicals' calculation of Working Capital (the "Estimated Closing Working Capital") as of the close of business on March 31, 2003. The Closing Statement shall be prepared in accordance with the accounting principles set forth on Schedule 2.4(a) and otherwise in accordance with GAAP, shall set forth by line item the components of Working Capital with such line items corresponding to the line items in the Audited Balance Sheets and shall be accompanied by such detail and supporting schedules as may be necessary, or may be reasonably requested by the Shareholder, to verify Serologicals' calculation of Working Capital. Notwithstanding anything to the contrary set forth in
         Schedule 2.4(a), the current assets of the Chemicon Entities shall be increased for the purpose of the calculation of Working Capital by $25,000.00 relating to insurance premiums paid to renew the insurance of the Chemicon Entities for the period between the Effective Date and the Closing Date.

                           (b)      If the Shareholder disagrees with
         Serologicals' calculation of Working Capital delivered pursuant to
         Section 2.4(a), the Shareholder may, within sixty (60) days after delivery of the documents referred to in Section 2.4(a), deliver a notice (an "Objection Notice") to Serologicals disagreeing with such calculation and setting forth the Shareholder's calculation of Working Capital. Any such Objection Notice shall specify those line items in the Closing Statement and the items, amounts, calculations, or valuations used to determine such line items, as to which the Shareholder disagrees. The Shareholder shall be deemed to have agreed with all line items or amounts contained in the Closing Statement and all calculations or valuations used in determining any line item of the Estimated Closing Working Capital set forth in the Closing Statement delivered pursuant to Section 2.4(a), unless, and only to the extent that, such items, amounts, calculations or valuations are specifically objected to in the Objection Notice.

                           (c) If an Objection Notice is duly delivered pursuant to Section 2.4(b), Serologicals and the Shareholder shall, during the fifteen (15) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts.

                           (d) If during such period set forth in Section 2.4(c), Serologicals and the Shareholder are unable to reach a final resolution, Serologicals and the Shareholder will jointly retain the Accounting Referee to resolve any remaining disagreements. If the Accounting Referee is unable or unwilling to accept such engagement, Serologicals and the Shareholder shall appoint another nationally recognized accounting firm to serve as the Accounting Referee. If Serologicals and the Shareholder are unable to agree on the choice of the Accounting Referee, then the Accounting Referee will be chosen by lot from among KPMG LLP, Grant Thornton and BDO Siedman. Serologicals and the Shareholder will direct the Accounting Referee to render a determination and send notice of such determination to Serologicals and Shareholder pursuant to the provisions of Section 9.1 within sixty (60) days of its retention and Serologicals, the Shareholder, and their respective agents will cooperate with the Accounting Referee during its engagement. The Accounting Referee will consider only those line items and amounts in the Closing Statement set forth in the Objection Notice which Serologicals and the Shareholder are unable to resolve. Serologicals and the Shareholder shall each submit a binder to the Accounting Referee promptly (and in any event within twenty (20) days after the Accounting Referee's engagement), which binder shall contain such party's computation of those line items or amounts contained in the Closing Statement about which the parties could not resolve any differences and such party's calculation of Working Capital. The Accounting Referee shall review such binders and base its determination solely on them. In resolving all disputed line items and amounts, the Accounting Referee's determination of Working Capital may not exceed the amount of Working Capital set forth on the Objection Notice and may not be less than the amount of Estimated Closing Working Capital set forth on the Closing Statement. The Accounting Referee's determination will be based on the definition of Working Capital set forth in this Agreement. The determination of the Accounting Referee will be conclusive and binding upon the parties. The Shareholder shall bear a percentage of the costs and expenses of the Accounting Referee equal to the difference between the aggregate amount contested by the Shareholder as set forth on the Objection Notice and amounts actually paid to (or by) the Shareholder with respect to contested items, as a percentage of the aggregate amount so contested. Serologicals shall bear the remainder of such costs and expenses.

                           (e) Serologicals and the Shareholder agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Statement and the calculation of Working Capital and in the conduct of the reviews and procedures referred to in this Section 2.4, including without limitation, the making available, to the extent necessary, of books, records, work papers and personnel.

                  2.5      Adjustment of Purchase Price.

                           (a) If Actual Working Capital is less than the Lower Limit, the Shareholder shall, within five (5) Business Days after the determination of Actual Working Capital (or if determined pursuant to Section 2.4(d), within five (5) Business Days after the earlier of actual receipt of the determination of the Accounting Referee or deemed delivery of such determination pursuant to Section 9.1), pay to Serologicals an amount equal to the excess of the Lower Limit over Actual Working Capital plus interest on such amount from the Closing Date to the date of payment at an interest rate equal to the "Prime Rate" as listed in the Wall Street Journal (Southeastern Edition) on the Closing Date calculated daily on the basis of a year of 365 days and the actual number of days elapsed (the "Prime Rate").

                           (b) If Actual Working Capital is greater than the Upper Limit, Serologicals shall, within five (5) Business Days after the determination of Actual Working Capital (or if determined pursuant to Section 2.4(d), within five (5) Business Days after the earlier of actual receipt of the determination of the Accounting Referee or deemed delivery of such determination pursuant to Section 9.1), pay to the Shareholder an amount equal to the excess of Actual Working Capital over the Upper Limit plus interest on such amount from the Closing Date to the date of payment at an interest rate equal to the Prime Rate.

                  2.6 Tax Withholding. With respect to each payment made by Serologicals pursuant to this Agreement to persons other than the Shareholder, including any persons identified by the Shareholder pursuant to Section 2.3(a)(vi), Serologicals shall be entitled to deduct, withhold and remit to the appropriate Governmental Authorities (or cause to be deducted, withheld and remitted) any and all Taxes required by Law, in the reasonable judgment of Serologicals, to be so remitted. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party who otherwise would have received such amounts but for such withholding.

         3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder hereby represents and warrants to Serologicals as follows:

                  3.1      Organization.

                           (a)      Chemicon is a corporation, duly
         incorporated, validly existing and in good standing under the laws of the State of California. Schedule 3.1(a) sets forth an accurate and complete list of all Chemicon Entities and their states or jurisdictions of incorporation or organization. Each such Chemicon Entity is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization. Except as set forth on Schedule 3.1(a) or as set forth in paragraph (a) of Schedule 3.28, Chemicon is the beneficial and record holder of all of the issued and outstanding capital stock or other equity interests of each Chemicon Entity (except for Chemicon). Except as set forth on
         Schedule 3.1(a), no shares of the Common Stock or shares of the capital stock of any other Chemicon Entity have been pledged to secure the repayment of the Chemicon Debt.

                           (b) Each Chemicon Entity has all requisite corporate power and corporate authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. No Chemicon Entity is required to be qualified to do business in any state or jurisdiction in which it is not so qualified except to the extent that such failure to be qualified would not have, or could not reasonably be expected to have, a Material Adverse Effect. A list of countries and states in which each Chemicon Entity currently conducts or, in the past five (5) years, has conducted business is set forth on Schedule 3.1(b).

                           (c) Except as set forth on Schedule 3.1(c) and except for Chemicon's ownership of the other Chemicon Entities, no Chemicon Entity has any interest, direct or indirect, or commitment to purchase any interest, direct or indirect, in any corporation, partnership, joint venture or other business enterprise or entity.

                           (d) Attached hereto as Schedule 3.1(d) is a correct and complete copy of the articles of incorporation and bylaws of Chemicon, which reflect all amendments made thereto at any time before the date hereof. Chemicon has delivered or made available to Serologicals copies of the minutes of the meetings of each of the board of directors and shareholders of Chemicon that are the complete, true and correct records of the meetings of the board of directors and shareholders of Chemicon and reflect all transactions required to be contained in such records, pursuant to the applicable provisions of the California General Corporations Law (the "CGCL"). Chemicon has also delivered or made available to Serologicals true and correct copies of all articles of incorporation, charters, bylaws, operating agreements, partnership agreements, and similar governing documents and all minutes for all meetings of directors, stockholders, members, managers, partners, and similar interest holders for each Chemicon Entity.

                           (e) Attached hereto as Schedule 3.1(e) is a correct and complete copy of the certificate of organization and limited liability company agreement (or similar agreements) of the Shareholder, which reflects all amendments made thereto at any time before the date hereof.

                           (f) The current officers, directors, managers, or partners (as the case may be) of the Chemicon Entities and the Shareholder are listed on Schedule 3.1(f).

                  3.2 Shareholder Authority. The Shareholder has all requisite limited liability company power and limited liability company authority to enter into this Agreement and the Indemnification Agreement and each other document contemplated hereby and thereby to be executed by the Shareholder. The execution, delivery and performance of this Agreement and the Indemnification Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated herein and therein have been duly authorized by all necessary action on the part of the Shareholder. This Agreement and the Indemnification Agreement and each other document contemplated hereby and thereby have been (or when executed, will be) duly executed and delivered by the Shareholder and constitute, or when executed and delivered by the Shareholder (assuming that Serologicals executes and delivers such agreements) will constitute, the legal, valid and binding agreements of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights and by judicial discretion in the enforcement of equitable remedies.

                  3.3 No Conflict. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and the Indemnification Agreement by the Shareholder, the consummation of the transactions contemplated herein and therein by the Shareholder, and the performance of the covenants and agreements of the Shareholder contained herein and therein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of, the certificate of organization, limited liability company agreement or any governing documents of the Shareholder or any of the Chemicon Entities, (ii) violate or conflict with any option, right of first refusal or any similar right to purchase any Common Stock or any equity interest in any Chemicon Entity, (iii) violate, conflict with or result in a breach or default or loss of rights under, result in, cause or create any liability, reassessment or revaluation of assets, or Lien pursuant to, or cause the termination or acceleration of or give any third party the right to modify, terminate, or accelerate any obligation under, any term or condition of any indenture, mortgage, lease, loan agreement, license, permit, contract, agreement or instrument to which the Shareholder or any Chemicon Entity is a party or by which the Shareholder or any Chemicon Entity, or any of their respective properties, may be bound, (iv) violate or conflict with any law, ordinance, rule, order, judgment, decree or ruling of any Governmental Authority applicable to the Shareholder or any Chemicon Entity or any of their respective assets or properties, (v) result in the creation or imposition of any Lien upon any assets or properties of any Chemicon Entity, or (vi) except for approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or the Fair Trading Act of 1973, as amended (the "FTA"), require any authorization, consent, approval, exemption, or other action by or notice or declaration to or filing with, any court or administrative or other governmental body or agency.

                  3.4      Capitalization.

                           (a) The capital stock of Chemicon consists of 100 million shares of Common Stock, of which 1,960 shares are issued and outstanding. The Shareholder is the sole record and beneficial owner of all of the issued and outstanding Common Stock, and there exists no other capital stock or other equity interest in Chemicon.

                           (b) Except as set forth on Schedule 3.4 and except for this Agreement, no Chemicon Entity is bound by any subscriptions, options, warrants, calls, contracts, demands, commitments, understandings or other agreements requiring any Chemicon Entity to issue or entitling any person or entity to acquire any shares of Common Stock or any equity interest in any Chemicon Entity, including any right of conversion or exchange under any outstanding security or other instrument, and under which any Chemicon Entity is obligated to issue any equity or similar interest for any purpose. No former or present holder of any Common Stock, any interest therein or any capital stock or equity interest of any Chemicon Entity has any legal claim against Chemicon based on any issuance, sale, purchase, redemption or involvement in any transfer of any Common Stock by Chemicon or capital stock or equity interest in any Chemicon Entity. No Chemicon Entity has outstanding any obligation to repurchase, redeem or otherwise acquire any outstanding Common Stock or any capital stock or equity interest of any Chemicon Entity. There are no voting trusts, proxies or any other similar agreements or understandings with respect to the Common Stock.

                  3.5 Transfer Claims. Except as set forth on Schedule 3.5, no prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Common Stock or any capital stock or other equity interest in any Chemicon Entity (including shares, offers, options, warrants or debt convertible into Common Stock or any capital stock or equity interest of any Chemicon Entity) has given or would reasonably be likely to give rise to any valid claim or action by any person which is enforceable against any Chemicon Entity, and no fact or circumstance exists which would reasonably be likely to give rise to any such right, claim or action on behalf of any person. With respect to all issuances, transfers or purchases of Common Stock, all have been performed in compliance with all applicable agreements and all applicable Laws, including federal and state securities laws, none have been in violation of any pre-emptive or similar right and all Taxes thereon have been paid.

                  3.6 Financial Statements. Schedule 3.6 contains the audited consolidated balance sheets for Chemicon as of December 31, 2000 and December 31, 2001 and the related audited consolidated statements of operations, statements of shareholders' equity and statements of cash flows for the years ended December 31, 2000 and December 31, 2001 (the "Audited Financial Statements"), and the unaudited combined balance sheet for Chemicon, Chemicon Europe and Cymbus Biotechnology Limited, dated as of October 31, 2002 (the "Interim Balance Sheet Date"), and the related unaudited combined statement of operations and statement of cash flows for the ten-month period ending on October 31, 2002 (the "Interim Financial Statements" and, together with the Audited Financial Statements, collectively the "Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP (subject to the exception disclosed on Schedule 3.14(a)) and present fairly, in all material respects, the consolidated financial position of Chemicon as of the date thereof, and the related results of consolidated operations and its consolidated cash flows for the years then ended. The Interim Financial Statements have been prepared in accordance with GAAP (subject to the absence of footnote disclosure and year-end adjustments, which will not be material either individually or in the aggregate and subject to the exception disclosed on
Schedule 3.14(a)), and present fairly, in all material respects, the combined financial position of Chemicon, Chemicon Europe and Cymbus Biotechnology Limited as of October 31, 2002, and the related results of their combined operations and their combined cash flows for the ten-month period then ended, and are based on the Chemicon Entities' books and records, which have been kept, and such Interim Financial Statements have been prepared, in accordance with the historical accounting methods of Chemicon, Chemicon Europe and Cymbus Biotechnology Limited, as the case may be, consistently applied. The balance sheet as of December 31, 2001, included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet" and the unaudited balance sheet as of October 31, 2002 included in the Interim Financial Statements is referred to herein as the "Interim Balance Sheet."

                  3.7 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet or as shown on Schedule 3.7, as of the Interim Balance Sheet Date, Chemicon had no debts, liabilities or obligations whatsoever, (whether accrued, absolute, contingent or otherwise, whether due or to become due and regardless of when asserted) arising out of or relating to the operation of the Business. Since the Interim Balance Sheet Date, Chemicon has incurred no debts, liabilities or obligations whatsoever, except for debts, liabilities and obligations incurred in the Ordinary Course of Business or as reflected on Schedule 3.7.

                  3.8 No Violation of Law; Required Licenses and Permits. Each Chemicon Entity is (and has been at all times during the past five (5) years) in compliance in all material respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees). Except as set forth on Schedule 3.8, (i) no Chemicon Entity is presently charged with, nor has any Chemicon Entity received written notice that it is under investigation with respect to, and, to the Knowledge of the Shareholder, is not otherwise now under investigation with respect to, a violation of any applicable material Law, (ii) no Chemicon Entity is a party to, or bound by, any order, judgment, decree or injunction of any Governmental Authority and (iii) each Chemicon Entity has filed all reports and has all licenses and permits required to be filed with any Governmental Authority on or prior to the date hereof.

                  3.9      Personal Property.

                           (a) Schedule 3.9(a) sets forth a complete and accurate list of all personal property used in the operation of the Business, as such list is maintained in Chemicon Entities' fixed asset listings on the date hereof.

                           (b) Each Chemicon Entity has good and valid title to or a valid leasehold interest in all the tangible and intangible properties and assets used in the operation of the Business that are shown or reflected on the Interim Balance Sheet (except for assets sold after the date thereof in the Ordinary Course of Business), free and clear of all Liens, except liens set forth on Schedule 3.9(b) and Permitted Liens.

                           (c)      All of the personal property described on
         Schedule 3.9(a) are in reasonably good condition and repair, normal wear and tear excepted (other than machinery and equipment under repair or out of service in the Ordinary Course of Business). The personal property listed on Schedule 3.9(a) is in the possession or control of the relevant Chemicon Entity, and no other person is entitled to possession of any such properties and assets, except as set forth on
         Schedule 3.9(c).

                           (d) Except as set forth in Schedule 3.9(d), there are no existing agreements, options, commitments or rights with, of or to any person to acquire any assets, properties or rights or any interests therein of any Chemicon Entity.

                  3.10     Real Property.

                           (a) Schedule 3.10(a) sets forth the address of each piece of real property (the "Leased Real Property") leased by any Chemicon Entity and a list of all leases, subleases, amendments, extensions, renewals and guaranties with respect thereto for each Leased Real Property to which any Chemicon Entity is party (the "Real Property Leases"). Chemicon has made available to Serologicals a true and complete copy of each written Real Property Lease and in the case of any oral Real Property Lease, a written summary of the terms thereof. With respect to each Real Property Lease:

                                    (i)      Each Real Property Lease is legally
                  valid, binding, enforceable and in full force and effect, against the applicable Chemicon Entity and any Affiliate of any Chemicon Entity a party thereto and, to the Knowledge of the Shareholder, is legally valid, binding, enforceable and in full force and effect against any person, not an Affiliate of any Chemicon Entity, a party thereto, except, in either case, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies;

                                    (ii)     No Chemicon Entity is, and to the
                  Knowledge of the Shareholder no other party to the Real Property Leases is, in breach or default under the Real Property Leases beyond applicable cure periods and no event has occurred and no circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any Real Property Lease;

                                    (iii)    No Chemicon Entity that is a party
                  to any Real Property Lease has repudiated any term thereof, and to the Knowledge of the Shareholder, no other party to any Real Property Lease has repudiated any term thereof, and there are no material disputes in effect with respect to any Real Property Lease;

                                    (iv)     No Chemicon Entity has assigned,
                  subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or any interest therein, except as set forth in Schedule 3.10(a); and

                                    (v)      The applicable Chemicon Entity (as
                  the case may be) has been in peaceable possession of the premises covered by each of the Real Property Leases since the date it acquired its interest in the lease.

                           (b) Except as set forth on Schedule 3.10(b), no Chemicon Entity currently owns or has ever owned any real property.

                           (c) Schedule 3.10(c) sets forth a complete and accurate legal description of the real property currently owned by Chemicon (which together with all buildings and improvements located thereon is herein referred to as the "Owned Real Property"). Except as set forth in Schedule 3.10(c), Chemicon beneficially owns and is the registered and beneficial owner of, good and marketable fee simple title to the Owned Real Property free and clear of all Liens, tenancies, licenses and adverse or other rights of possession, and subject only to Permitted Liens.

                                    (i)      Neither the Owned Real Property nor
                  any interest of Chemicon in the Owned Real Property is subject to any outstanding agreement of sale, option, right of first refusal or other rights of third parties to acquire any interest therein.

                                    (ii)     Except as set forth in Schedule
                  3.10(c), the Owned Real Property, and all present uses and operations thereof, comply in all material respects with all applicable zoning, land-use, building, fire, labor, subdivision and other local, state, provincial or federal laws, ordinances, regulations, by-laws, orders, decrees and other requirements, having the force of law, of all applicable

                  Governmental Authorities or courts and all deed or other title covenants and restrictions applicable to the Owned Real Property. Chemicon has not made any application or agreement with any Governmental Authority with respect to any variance or exception from zoning, building or other local, state or federal law, ordinance, regulation or other similar requirement.

                                    (iii)    Shareholder has delivered or made
                  available to Serologicals true and complete copies of all engineering and architectural reports, test results, inspection reports, maintenance plans, specifications, surveys, and other documents relating to the Owned Real Property that are available to Shareholder or any Chemicon Entity.

                                    (iv)     There are no outstanding and unpaid
                  impact fees or other charges in connection with any development of or otherwise related to the Owned Real Property.

                                    (v)      There are not pending or, to the
                  Knowledge of the Shareholder, threatened any special assessments or obligations for roads, services and other improvements with respect to the Owned Real Property or any part thereof.

                                    (vi)     There is not pending or, to the
                  Knowledge of the Shareholder, threatened any condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to the Owned Real Property or any part thereof.

                                    (vii)    All water, sewer, electric, gas,
                  telephone, and storm water and drainage facilities and all other utilities required by local, state, provincial or federal law, ordinance, regulation, by-law or other requirement and in the normal operation of all completed buildings and other improvements located on the Owned Real Property are available and are installed across public property or valid registered or recorded easements to the property lines of the Owned Real Property, are all connected with valid permits, and are adequate to service the Owned Real Property for its current use. All permits and connection fees that are currently due and payable are fully paid, and there are no such amounts that are deferred or payable under future installments. All of the Owned Real Property has legally enforceable access and all points of access, both pedestrian and vehicular, to and from public roads currently used at the Owned Real Property are commercially adequate for the current use and operation of the Owned Real Property in and in accordance with all applicable local, state, provincial or federal laws, ordinances, regulations, orders, decrees and other requirements of applicable Governmental Authorities and, to the Knowledge of the Shareholder, there is no existing fact or condition that would currently result, or with the passage of time or the giving of notice, or both, would result, in the termination of such utility services or of such access.

                                    (viii)   Except with regard to environmental
                  and occupational health and safety matters (i) all licenses, building and other permits, certificates of use and occupancy, including (but not limited to) underwriters certificates relating to electrical work, all other building, safety, fire and health certificates, approvals and permits, and all other authorizations, consents, permits, licenses and other approvals of all Governmental Authorities (the "Real Estate Permits"), have been obtained as presently required by all Governmental Authorities having jurisdiction over the Owned Real Property in connection with any construction, renovations, expansions, or other improvements at such Owned Real Property (including, without limitation, the Project) and in connection with the present use and operation of such Owned Real Property, (ii) the Real Estate Permits are in full force and effect and there exists no material violation that remains uncured, (iii) except as set forth on Schedule 3.10(c)(viii), Chemicon is in compliance, in all material respects, with all terms and conditions of any Real Estate Permits, and (iv) no action or proceeding relating to the Real Estate Permits is pending or, to the Knowledge of the Shareholder, threatened, which may result in revocation or cancellation of a Real Estate Permit.

                                    (ix)     Schedule 3.10(c)(ix) sets forth a
                  complete list of all material Contracts pertaining to the ownership, use, management or operation of the Owned Real Property. Chemicon is not in default in any material respect with respect to any of such Contracts, nor are there any facts or circumstances that with the passage of time or the giving of notice, or both, would constitute or result in any such default.

                                    (x)      Chemicon has not received written
                  notice (1) of any actual, threatened or imminent changes in the present zoning of any of the Owned Real Property or of any part thereof or any restrictions, limitations or regulations issued or written notice of any such changes being proposed or under consideration by any Governmental Authorities having or asserting jurisdiction over the Owned Real Property or the ownership thereof. To the Knowledge of the Shareholder, no sewer moratorium or like governmental order is in effect with respect to any of the Owned Real Property.

                                    (xi)     There are no ad valorem Tax, land
                  transfer Tax or other property Tax protests, appeals, reassessments or other proceedings pending or, to the Knowledge of the Shareholder, threatened against the Owned Real Property.

                                    (xii)    No portion of the Owned Real
                  Property is located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained.

                                    (xiii)   To the Knowledge of the
                  Shareholder, no fact or circumstance exists that would prevent Serologicals from operating the Owned Real Property after the Closing in the manner in which such Owned Real Property is currently being used and operated in all material respects.

                                    (xiv)    To the Knowledge of the
                  Shareholder, the Owned Real Property contains no material defects in the design or construction of improvements or the structural, mechanical, or physical portions (including roofs) at, on or of the Owned Real Property.

                                    (xv)     As of the Closing Date any and all
                  improvements to the Owned Real Property and any services provided by any person or entity and related to the Owned Real Property (the nonpayment of which could result in the imposition of a Lien upon Owned Real Property) will have been fully paid for by Chemicon.

                                    (xvi)    Chemicon has not received a work
                  order, deficiency notice, notice of violation or similar communication from any Governmental Authority with respect to any of the Owned Real Property that has not been satisfied and Shareholder has no Knowledge of any fact or circumstance that may give rise to the issuance thereof.

                  3.11     Required Consents and Approvals.

                           (a) Except as set forth on Schedule 3.11(a), no consent or approval is required by virtue of the execution of this Agreement or the consummation of any of the transactions contemplated herein to avoid the violation or breach of, or the default under, or the creation of a Lien (other than Permitted Liens) on any assets or properties pursuant to the terms of, any regulation, order, decree or award of any court or Governmental Authority or any Chemicon Contract (other than licenses for Proprietary Rights owned by third parties that are not Top IP Contracts) or any Contract to which the Shareholder is a party or to which any of their respective properties, any of the shares of Common Stock or any capital stock or equity interests of any Chemicon Entity are subject.

                           (b) All notices (the "Notices") that are required to be given to any Person under applicable Law or pursuant to any Chemicon Contract or which is applicable in connection with the completion of the transactions contemplated by this Agreement are listed in Schedule 3.11(b). Except for the Notices, no notice is required to be delivered to any Person pursuant to any Chemicon Contract in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit any of the Chemicon Entities to carry on the Business after the Closing as the Business is currently carried on by the Chemicon Entities.

                  3.12 Indebtedness for Borrowed Money; Security Arrangements. Schedule 3.12 sets forth a complete and accurate list of all instruments or other documents, to which any Chemicon Entity is a party, relating to their respective indebtedness for borrowed money, Capitalized Lease Obligations, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, conditional sales Contracts, chattel mortgages and other security arrangements, in each case with respect to property used or owned by any Chemicon Entity. Except as set forth in Schedule 3.12, no letter of credit, payment or performance bond or similar instrument securing any Chemicon Entity's performance of its obligations is outstanding.

                  3.13     Intellectual Property.

                           (a) The Chemicon Entities own or have the right to use pursuant to license, sublicense, agreement, or permission all Proprietary Rights necessary for the operation of the Business.
         Schedule 3.13(a) sets forth a list of all registered patents, registered and unregistered trademarks, trade names, service marks, assumed names and copyrights owned by any Chemicon Entity and all applications therefor filed by any Chemicon Entity. Chemicon has made available to Serologicals correct and complete copies of all such patents, registrations, and applications. The Chemicon Entities have taken all necessary and desirable action to maintain and protect each item of Proprietary Rights required to be identified on Schedule 3.13(a) in each jurisdiction in which the Business is conducted as of the date hereof. With respect to each Proprietary Right required to be identified on Schedule 3.13(a):

                                    (i)      except as set forth on Schedule
                  3.13(a), the appropriate Chemicon Entity possesses all right, title, and interest in and to the item, free and clear of any Liens, license, or other restriction (other than Permitted Liens);

                                    (ii)     the item is not subject to any
                  outstanding injunction, judgment, order, decree or ruling;

                                    (iii)    no action, suit, proceeding,
                  hearing, investigation, complaint, claim or demand is pending or, to the Knowledge of the Shareholder, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (iv)     no Chemicon Entity has ever agreed
                  to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (b) Except as described in Schedule 3.13(b), each item of Proprietary Rights required to be identified on Schedule 3.13(a) will not be affected by consummation of the transactions contemplated by this Agreement.

                           (c) To the Knowledge of the Shareholder, no Chemicon Entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties, and, except as set forth on Schedule 3.13(c), none of the officers (and employees with responsibility for Proprietary Rights matters) of any Chemicon Entity has received, since December 31, 2000, any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Chemicon Entity must license or refrain from using any intellectual property rights of any third party). To the Knowledge of the Shareholder, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Chemicon Entity listed or required to be listed on Schedule 3.13(a).

                           (d) Schedule 3.13(d) identifies each license, sublicense agreement, or other permission that any Chemicon Entity has granted to any third party with respect to any Proprietary Rights (together with any exceptions). Chemicon has made available to Serologicals correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Serologicals correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

                           (e) Schedule 3.13(e) identifies each Proprietary Right that any third party owns and that any Chemicon Entity uses pursuant to a license, sublicense, agreement, or permission and identifies each such license, sublicense, agreement or permission. Chemicon has made available to Serologicals correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 3.13(e) identifies the Top IP Contracts. With respect to the Top IP Contracts and subject to the receipt of any relevant consents as set forth on Schedule 3.11(a) or the provision of any relevant notices as set forth on Schedule 3.11(b):

                                    (i)      the license, sublicense, agreement,
                  or permission covering the item is legal, valid, binding and enforceable and in full force and effect;

                                    (ii)     the license, sublicense, agreement,
                  or permission will not be affected by consummation of the transactions contemplated by this Agreement;

                                    (iii)    no Chemicon Entity is, and to the
                  Knowledge of the Shareholder, no other party to the license, sublicense, agreement, or permission is, in breach or default, and, to the Knowledge of the Shareholder, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (iv)     no Chemicon Entity has, and to the
                  Knowledge of the Shareholder, no other party to any Top IP Contract has, repudiated any provision thereof;

                                    (v)      with respect to each sublicense, to
                  the Knowledge of the Shareholder, the representations and warranties set forth in Sections 3.13(e)(i) through 3.13(e)(iv) above are true and correct with respect to the underlying license;

                                    (vi)     the underlying item of Proprietary
                  Rights is not subject to any outstanding injunction, judgment, order, decree or ruling to which any Chemicon Entity is a party nor, to the Shareholder's Knowledge, to which any other person claiming an interest therein is a party;

                                    (vii)    no action, suit, proceeding,
                  hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholder, threatened which challenges the legality, validity, or enforceability of the Proprietary Rights underlying the Top IP Contracts; and

                                    (viii)   no Chemicon Entity has granted any
                  sublicense or similar right with respect to any Top IP
                  Contract.

                  3.14     Inventory/Product Warranty.

                           (a) The inventory of the Chemicon Entities consists of raw material and supplies, manufactured and purchased parts and materials, goods in process, and finished goods. The book value of any such inventory that is slow-moving, obsolete, damaged, or defective does not exceed the reserve for inventory set forth on the face of the Interim Balance Sheet (rather than in the notes) and the book value of any such inventory that is slow-moving, obsolete, damaged, or defective as of the Closing Date will not exceed the reserve for inventory used to determine Actual Working Capital in accordance with Section 2.4. Except as set forth in Schedule 3.14(a), the amount at which the inventory of the Chemicon Entities is carried on the Interim Balance Sheet fairly represents, in all material respects, the cost (or market value, if lower) of such inventory as determined in accordance with GAAP.

                           (b) No Chemicon Entity has any liability or obligation (and, to the Knowledge of the Shareholder, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability or obligations) for replacement of any product manufactured, sold, leased or delivered by any Chemicon Entity or damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in the notes). No product manufactured, sold, leased or delivered by any Chemicon Entity is subject to any guaranty, warranty or other indemnity beyond the standard terms and conditions thereof, which are fully and accurately set forth on Schedule 3.14(b).

                           (c) No Chemicon Entity has any liability or obligations (and, to the Knowledge of the Shareholder, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability or obligation) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any Chemicon Entity.

                  3.15 Notes and Accounts Receivable. All notes and accounts receivable of the Chemicon Entities are (a) reflected properly on the Interim Financial Statements and (b) valid receivables, subject to no setoffs or counterclaims. The allowance for doubtful accounts set forth on the Interim Balance Sheet was calculated in accordance with past practice and is adequate in light of all known facts and circumstances having a bearing on the collectibility of the accounts and notes receivable of the Chemicon Entities.

                  3.16 Legal Proceedings. Except as set forth on Schedule 3.16, there are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Shareholder, threatened against, relating to or involving any Chemicon Entity or any of their officers, directors or shareholders, in their capacities as officers, directors or shareholders of any Chemicon Entity, before any court, arbitrator or administrative or Governmental Authority. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Chemicon Entity is subject to, or has received any notice that it may be subject to, any judgment, decree, injunction, rule or order of any court. No Chemicon Entity is subject to, or has received any notice that it may be subject to, any governmental restriction that would have, or could reasonably be expected to have, a Material Adverse Effect.

                  3.17     Employee Benefit Plans.

                           (a) Schedule 3.17 sets forth a complete and accurate list of all plans, programs, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) providing compensation, remuneration or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, any present or former officer, manager, director, employee, or consultant or other independent contractor (or any of their dependents) of the Chemicon Entities or any predecessors in interest thereto, that are currently in effect or as to which any Chemicon Entity has any liability, duty or obligation whatsoever (whether fixed or contingent), including, any stock option, employment, change of control, consulting, severance, or collective bargaining agreement and any "employee benefit plan" as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") without regard to whether such plan is subject to ERISA (all such plans, programs, agreements, arrangements, commitments, policies and understandings shall be referred to collectively as the "Employee Benefit Plans"). Except as set forth on Schedule 3.17, all of the Employee Benefit Plans are currently in effect. All retirement plans intended to be qualified under Section 401(a) of the Code are separately identified on Schedule 3.17. No Employee Benefit Plan that is described in Section 3(1) of ERISA provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title I of ERISA. None of the Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) and Section 4001(a)(3) of ERISA and no Chemicon Entity nor any ERISA Affiliate of either of them has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan established pursuant to ERISA or any comparable federal, provincial or local law or any plan described in Sections 4063 and 4064 of ERISA. No Chemicon Entity is obligated to pay any amount to any officer, manager, director or employee with respect to or contingent upon (i) the termination of his or her employment following consummation of the Acquisition; (ii) the execution of this Agreement or the consummation of the Acquisition; or (iii) the continuation of his or her employment with the relevant Chemicon Entity pending or after the consummation of the Acquisition.

                           (b) Except as set forth on Schedule 3.17, (i) the Chemicon Entities have complied, in all material respects, with all of their respective obligations with respect to all Employee Benefit Plans, including the payment of all contributions required or due to be paid, the satisfaction of all reporting and disclosure requirements to federal, state, provincial and local governments and governmental agencies and to all Employee Benefit Plan participants and beneficiaries, and the payment or accrual of all expenses for all periods, including the period between the end of the previous plan year and the date hereof; (ii) the Employee Benefit Plans have been established, maintained, invested, and administered, in all material respects, in compliance with their respective terms and with all applicable Laws, regulations and administrative requirements; (iii) the levels of insurance reserves and accrued liabilities with regard to the Employee Benefit Plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments;
         (iv) the assets of all the Employee Benefit Plans that are required under applicable Laws to be held in trust (or other form of funding vehicle which is separate and apart from the general assets of the applicable Chemicon Entity) are in fact so held, and the fair market value of the assets of each such Employee Benefit Plan equal or exceed the liabilities of each such plan; (v) the liabilities of each Employee Benefit Plan are properly and accurately reported on the Financial Statements; (vi) the assets of each Employee Benefit Plan are reported at their fair market value on the books and records of each plan or the related trust; and (vii) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is, and has been, so qualified and has received a current favorable determination letter from the Internal Revenue Service on the current form of the plan stating that such plan is so qualified.

                           (c)      Chemicon has made available to Serologicals:
         (i) a correct, complete and current copy of (A) each written Employee Benefit Plan and any amendments thereto together with any trust agreements or other contracts or agreements which are a part of such plan, and (B) with respect to each Employee Benefit Plan, all Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation rulings or determinations, and all rulings or determinations from any comparable foreign agency or body; (ii) a complete written description of each unwritten Employee Benefit Plan;
         (iii) with respect to each Employee Benefit Plan, the ERISA summary plan description, if applicable, and any other summary of plan provisions provided to participants and beneficiaries; (iv) the annual reports filed with the Department of Labor or the Internal Revenue Service for the most recent three (3) plan years and the most recent financial statements, actuarial reports, and periodic accounting for related plan assets with respect to each Employee Benefit Plan; and (v) such other documentation with respect to any Employee Benefit Plan as reasonably requested by Serologicals

                           (d) Except as described on Schedule 3.17, (i) no Chemicon Entity has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional benefit plan, program, policy or arrangement or to increase the rate of benefit accrual or contribution requirement under any of the Employee Benefit Plans; to amend or terminate any Employee Benefit Plan; or, except as specifically provided in any existing law, regulations, revenue rulings or revenue procedures, to continue any Employee Benefit Plan or any provision thereunder for any period of time; (ii) the Chemicon Entities have the right pursuant to the terms of each Employee Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) and to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan; and (iii) the Chemicon Entities after the date hereof shall have the same rights to unilaterally take such action as they did prior to the date hereof without triggering any penalty or any obligation to make any additional contributions to such plan.

                           (e) To the Knowledge of the Shareholder, none of the Employee Benefit Plans is currently under audit or, investigation or review, by the Department of

         Labor, the Internal Revenue Service or any other United States federal or state Governmental Authority or any foreign Governmental Authority, and to the Knowledge of the Shareholder, no such audit, investigation or review has been proposed.

                           (f) There are no pending or, to the Knowledge of the Shareholder, threatened claims with respect to an Employee Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of plan operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of any Chemicon Entity.

                           (g) No Employee Benefit Plan is liable for any unpaid Taxes nor is any Chemicon Entity liable for any unpaid Taxes with respect to any Employee Benefit Plan.

                           (h) Except as described in Schedule 3.17, the transactions contemplated by this Agreement will not result in any additional or accelerated payments to, increased benefit accruals for or increase the vested interest of, any current or former officer, employee or director or their dependents under any Employee Benefit Plan.

                           (i) There have been no prohibited transactions or breaches of fiduciary duty under ERISA or prohibited transactions under the Code for which any Chemicon Entity has any liability, and except as described in Schedule 3.17, no Chemicon Entity has any obligation to indemnify or hold harmless any person or entity in connection with any liability attributable to any acts or omissions by such person or entity with respect to any Employee Benefit Plan.

                           (j) Except as described on Schedule 3.17, no assets have been set aside in any trust or account (other than an account that is part of a Chemicon Entity's general assets) to satisfy any obligations under any Employee Benefit Plan.

                           (k) Neither any Chemicon Entity, nor any ERISA Affiliate, nor, to the Knowledge of the Shareholder, any fiduciary of any of the Employee Benefit Plans has incurred (and no facts exist that may be reasonably expected to cause a Chemicon Entity, ERISA Affiliate or fiduciary to incur) any liability for any amount of Tax, fine or penalty or funding or contribution obligation as a result of a violation of the Code, ERISA or other applicable Law with respect to any Employee Benefit Plan or any plan of an ERISA Affiliate.

                           (l) No Chemicon Entity nor any ERISA Affiliate makes or has any obligation to make, or has made or had any obligation to make, either directly or indirectly (whether by reimbursing another employer or otherwise), contributions to any plan, program or arrangement, including a multiemployer plan, that is subject to Title IV of ERISA.

                  3.18     Labor Relations. Except to the extent set forth on
Schedule 3.18:

                           (a)      There are no collective bargaining
         agreements to which any Chemicon Entity is a party or is bound and there are no certifications issued by a labor board or tribunal with respect to any Chemicon Entity.

                           (b) Since January 1, 1996, no Chemicon Entity has experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to the Knowledge of the Shareholder, threatened labor disputes, requests or applications for union representation.

                           (c) There are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based on sex, age, family status, marital status, race, national origin, sexual preference, disability or veteran status) pending before the Equal Employment Opportunity Commission or any federal, state, local or foreign Governmental Authority against or involving any Chemicon Entity with respect to such matters; nor, to the Knowledge of the Shareholder, are any such complaints threatened.

                           (d) Schedule 3.18 sets forth a true and correct list of all employees employed by the Chemicon Entities, together with their respective job titles, continuous service dates, compensation rates and accrued vacation leave (and any applicable leave loading), long service leave and sick leave as of the most recent practicable date.

                           (e)      Each individual who has received
         compensation for the performance of services on behalf of any Chemicon Entity has been properly classified as an "employee" or "independent contractor" in compliance with all applicable federal, state, provincial, or local laws. There has been no complaint, investigation or proceeding pending, or to the Knowledge of the Shareholder, threatened, relating to the classification of an individual as an "independent contractor" of any Chemicon Entity.

                           (f) No Chemicon Entity has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of WARN or would otherwise trigger notice requirements or liability under any federal, state, provincial, county, local or foreign plant closing notice law. No agreement, arbitration or court decision or order or rules of any Governmental Authority in any way limits or restricts any Chemicon Entity from relocating or closing any of its operations.

                           (g) No Chemicon Entity has failed to pay when due any wages, salaries, bonuses, commissions, benefits, Taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, stockholder, manager, employee, sales representative, contractor, consultant or other agent.

                           (h) The Chemicon Entities are in material compliance with all United States and foreign immigration laws relating to employment and have properly completed and maintained all applicable forms (including I-9 forms) and, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or, to the Knowledge of the Shareholder, threatened before the

         Immigration and Naturalization Service or any federal, state or local Governmental Authority against or involving any Chemicon Entity with respect to such matters.

                           (i) No Chemicon Entity is nor has, since January 1, 1996, been in violation, in any material respect, of any applicable local, state, provincial or federal labor, employment or wage law, ordinance, regulation, order or decree.

                  3.19 Environmental, Health and Safety Requirements. Except as set forth in Schedule 3.19:

                           (a) Each Chemicon Entity, and their respective Affiliates and each piece of real property occupied by them is in compliance, in all material respects, and has at all times during such occupancy since January 1, 1996 complied, in all material respects, with all Environmental, Health and Safety Requirements.

                           (b) Without limiting the generality of Section 3.19(a), each Chemicon Entity has obtained and complied with and is in compliance, in all material respects, with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its businesses; a list of all such licenses, permits and other authorizations is set forth on Schedule 3.19.

                           (c) No Chemicon Entity, nor, to the Knowledge of the Shareholder, any legal entity that was merged with or into any Chemicon Entity, that was consolidated with any Chemicon Entity, or the liabilities of which for matters related to Environmental, Health and Safety Requirements were assumed by any Chemicon Entity (each a "Predecessor Entity") has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent unliquidated or otherwise), including any investigatory, remedial, or corrective obligations relating to any of them or their facilities arising under Environmental, Health and Safety Requirements.

                           (d) None of the following exists at any facility or property owned, operated or leased by any Chemicon Entity:

                                    (i)      underground storage tanks;

                                    (ii)     asbestos-containing material in any
                  form or condition;

                                    (iii)    materials or equipment containing
                  polychlorinated biphenyls; or

                                    (iv)     landfills, surface impoundments or
                  disposal areas.

                           (e) No Chemicon Entity, nor any of their respective Affiliates, nor, to the Knowledge of the Shareholder, any Predecessor Entity has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such Hazardous Material) in a manner that has given or would reasonably be likely to give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resource damage, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health and Safety Requirements.

                           (f) Neither this Agreement nor the consummation of the Acquisition will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered," or "responsible property transfer" Environmental, Health and Safety Requirements or otherwise pursuant to Environmental, Health and Safety Requirements.

                           (g) No Chemicon Entity, nor, to the Knowledge of the Shareholder, any Predecessor Entity has either expressly or by operation of law, assumed or undertaken any liability, including any obligations for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

                           (h) Since January 1, 1997, no Chemicon Entity nor, to the Knowledge of the Shareholder, any facility or property owned or occupied by them, has ever been subject to an audit, evaluation, assessment, review or study relating to compliance with Environmental, Health and Safety Requirements or the presence or release of Hazardous Materials.

                  3.20 Insurance Policies. Schedule 3.20 sets forth a complete and accurate list of all insurance policies in force naming any Chemicon Entity or employees thereof as an insured or beneficiary or as a loss payable payee or for which any Chemicon Entity has paid or is obligated to pay all or part of the premiums. All such policies are in full force and effect and no Chemicon Entity is in default under the terms of such policies or has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and the relevant Chemicon Entity is in compliance in all material respects with all conditions contained therein. Except as set forth on Schedule 3.20, all such policies that provide insurance against liability to third parties were written on an occurrence basis. There are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability and there exists no claim under such insurance that has not been properly filed. Except as set forth on Schedule 3.20, during the past three (3) years, no insurance policy has been canceled by any insurer and no application for insurance by any Chemicon Entity has been rejected by any insurer.

                  3.21     Contracts and Commitments.

                           (a) Except for (i) Contracts for the purchase of services, goods or raw materials by a Chemicon Entity entered into in the Ordinary Course of Business that do not individually involve an amount in excess of $50,000 (treating each purchase order as a separate agreement) and that are reasonably expected to be fully performed within six

         (6) months of their respective dates (collectively, the "Immaterial Contracts"), and (ii) Contracts listed on Schedules 3.10(a), 3.12, 3.13(a), 3.13(d) and 3.13(e) (or that would have been listed on such schedules but for the disclosure thresholds set forth therein), each Contract to which any Chemicon Entity is a party is listed on Schedule 3.21(a).

                           (b) Except as set forth on Schedule 3.21(b), during the past five (5) years no Chemicon Entity has, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer, manager, or employee of the relevant Chemicon Entity), in the Ordinary Course of Business or otherwise: (i) any direct or indirect record or beneficial owner of Common Stock, the Trust or the Beckmans or (ii) any person, firm or corporation (other than a Chemicon Entity) which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with any direct or indirect record or beneficial owner of Common Stock, the Trust or the Beckmans. Except as set forth on
         Schedule 3.21(b) and except for amounts currently due or that become due with respect to those Contracts set forth on
         Schedule 3.21(b), no Chemicon Entity owes any amount to, or has any contract with or commitment to, the Shareholder or any of the directors, officers, managers, employees, consultants or any Affiliates of any of the Shareholder (other than a Chemicon Entity), the Trust or the Beckmans and none of such persons owes any amount to any Chemicon Entity, except with respect to remuneration for services rendered as a director, officer, manager or employee of the relevant Chemicon Entity.

                           (c) To the Knowledge of the Shareholder, all of the Contracts listed or required to be listed on Schedules 3.10(a), 3.12, 3.13(a), 3.13(d), 3.13(e), or 3.21(a) (collectively, the
         "Chemicon Contracts") are valid and binding, and are in full force and effect and are enforceable in accordance with their terms. To the Knowledge of the Shareholder, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Chemicon Contract. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default pursuant to such Chemicon Contracts by the relevant Chemicon Entity or, to the Knowledge of the Shareholder, any other party thereto. Each Chemicon Entity has performed all obligations required to be performed by it pursuant to, and is in compliance with the terms and conditions of, each Chemicon Contract to which it is a party and is not in default under or in breach of, nor in receipt of any claim of default or breach under any Chemicon Contract. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default or material breach by the relevant Chemicon Entity under any Chemicon Contract. Chemicon has made available to Serologicals correct and complete copies of all written Chemicon Contracts together with all amendments, waivers and other changes thereto. Schedules 3.10(a), 3.12, 3.13(a), 3.13(d), 3.13(e), and 3.21(a) collectively contain an accurate and complete description of all material terms of all oral Chemicon Contracts referred to therein.

                  3.22 Absence of Certain Changes and Events. Except as set forth on Schedule 3.22 and as otherwise contemplated by this Agreement, since the date of the Interim Balance Sheet, each Chemicon Entity has conducted the Business only in the Ordinary Course of Business, and has not:

                           (a) received any notice of termination of any Chemicon Contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

                           (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash or property) with respect to the Common Stock or any equity interest in any Chemicon Entity or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any Common Stock or any equity interest in any Chemicon Entity or other securities;

                           (c) except for customary increases based on term of service or regular promotion of non-officer employees, (i) increased the compensation payable or to become payable to any employee, officer, shareholder, director, manager, member, distributor or agent of any Chemicon Entity or (ii) increased any bonus, insurance, pension, vacation or other employee benefits, payments or arrangements for such persons;

                           (d) entered into or amended any employment (other than "at-will" employment agreements), consulting, severance, change in control, or similar agreement;

                           (e) paid, discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date of the Interim Balance Sheet in the Ordinary Course of Business;

                           (f) permitted any of their property, business or assets to be subjected to any Lien (other than Permitted Liens);

                           (g)      waived or released any claims or rights;

                           (h) sold, transferred, leased or otherwise disposed of any of their assets or properties in excess of $50,000 per transaction or $100,000 in the aggregate;

                           (i) made any single capital expenditure or investment in excess of $50,000 or capital expenditures in the aggregate in excess of $100,000;

                           (j) made any change in any method of accounting or any practice or principle of accounting;

                           (k) paid, loaned or advanced any amount or sold, transferred, loaned or leased any asset to any employee, except for normal compensation involving salary and benefits;

                           (l) written off as uncollectible any note receivable or account receivable or increased or decreased its allowance for doubtful accounts by a total of more than $50,000;

                           (m) hired any employee with annual compensation greater than $50,000;

                           (n) entered into any material commitment or transaction, other than in the Ordinary Course of Business, affecting their operations or suffered any event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect;

                           (o) issued or sold Common Stock or other equity interest or other securities, or promised, issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                           (p) incurred any indebtedness for borrowed money in excess of $50,000 that has not been repaid;

                           (q) materially changed any material business practice other than in the Ordinary Course of Business;

                           (r) conducted their cash management customs and practices other than in the Ordinary Course of Business (including, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable, accrued expenses and payroll, levels of capital expenditures and operation of cash management practices generally);

                           (s) amended or terminated any Chemicon Contract, including any Employee Benefit Plan (except as otherwise contemplated by this Agreement or required by law) or any insurance policy, in force on December 31, 2002;

                           (t) written off, or increased the reserve for, any inventory (including, raw materials, supplies, manufactured and purchased parts, goods or work in process and finished goods) by a total of more than $50,000; or

                           (u) agreed in writing, or otherwise, to take any action described in this Section 3.22.

                  3.23     Tax Matters.

                           (a) All Tax Returns of any Chemicon Entity that are due to have been filed in accordance with any applicable Law have been duly filed, are true, correct and complete in all material respects, and have been prepared in substantial compliance with all applicable Laws. Chemicon has delivered or made available to Serologicals true, correct and complete copies of all such Tax Returns filed for the three (3) most recent years for which such returns have been filed.

                           (b) All Taxes due and owing by any Chemicon Entity (whether or not shown on any Tax Return) have been timely paid in full. Each Chemicon Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                           (c) The unpaid Taxes of each Chemicon Entity (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Chemicon Entities in filing their Tax Returns. Since the date of the Interim Financial Statement, no Chemicon Entity has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

                           (d) Except as set forth on Schedule 3.23(d), there are no extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by any Chemicon Entity.

                           (e) All deficiencies asserted or reassessments made as a result of any examination or audit of any Tax Return have been paid in full, accrued as liabilities in the full amount of the deficiency or reassessment on the Interim Balance Sheets or finally settled and paid, and no issue has been raised in any such examination or audit which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency or reassessment against any Chemicon Entity for any other period not so examined.

                           (f) No claims for any Taxes have been asserted and no proposals, adjustments or deficiencies for any Taxes are, to the Knowledge of the Shareholder, being asserted, proposed or threatened, and, to the Knowledge of the Shareholder, no audit or investigation of any Tax Return is currently under way, pending or threatened by any Governmental Authority. No claim has ever been made by a Governmental Authority in a jurisdiction in which any Chemicon Entity does not file Tax Returns that such Chemicon Entity is or may be subject to taxation by that jurisdiction. Schedule 3.23(f) sets forth each taxable year or other period for which an audit or other examination of any Chemicon Entity was conducted by any Governmental Authority with respect to taxable periods beginning on or after January 1, 1996, the issues examined in connection with such audit or examination, and the disposition thereof.

                           (g) Except as set forth on Schedule 3.23(g), there are no outstanding waivers or agreements or requests to execute such waivers or agreements by any Chemicon Entity extending the time for the assessment or payment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by any Chemicon Entity or any other Tax matters pending between any Chemicon Entity and any Governmental Authority.

                           (h) There are no Liens for Taxes on any asset or property used in the Business nor are there any Liens that are, to the Knowledge of the Shareholder, pending or threatened, other than Liens for Taxes not yet due and payable.

                           (i) No Chemicon Entity is currently contesting or has reason to contest any Tax liability before any Governmental Authority.

                           (j) No Chemicon Entity has made any payment which constitutes an "excess parachute payment" within the meaning of
         Section 280G of the Code, and no payment by any Chemicon Entity is required to be made under any Chemicon Contract that will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                           (k) As of the year end of the tax year preceding the date hereof, and as of the date hereof, the adjusted basis of the depreciable or amortizable assets of any Chemicon Entity for U.S. federal income tax purposes ("U.S. Tax Basis") are in both cases as set forth on the tax attributes list attached as Schedule 3.23(k) showing the original tax cost of the assets and the tax depreciation or amortization thereof as of the year end of the taxable year preceding the date hereof, and as of the date hereof.

                           (l) No Chemicon Entity is a party to any tax allocation, tax sharing or similar agreement. No Chemicon Entity has any liability for the Taxes of another Person (other than another Chemicon Entity) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contact, or pursuant to any law, rule or regulation or otherwise.

                           (m) Except as set forth on Schedule 3.23(m), no Chemicon Entity is currently or has been a partner or member of any partnership or other entity treated as a partnership for U.S. income tax purposes or a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated United States federal income tax return.

                           (n)      No Chemicon Entity has paid any
         non-deductible compensation to any of its shareholders, officers, directors or employees for the current Tax year or any prior Tax year.

                           (o) No property of any Chemicon Entity is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Serologicals will be required to treat as being owned by another Person pursuant to Section 168 of the Code (or any corresponding provision of prior law).

                           (p) No Chemicon Entity is a "United States real property holding corporation" as such term is defined in Section 897(c)(2) of the Code.

                           (q) To the Knowledge of the Shareholder, all "controlled transactions" between two (2) or more Chemicon Entities or between one (1) or more Chemicon Entities comply, in all material respects, with the arm's length standards set forth in Section 482 of the Code.

                           (r) None of the Chemicon Entities has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

                           (s) No Chemicon Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

                           (t) From February 1, 1987 through December 31, 2002, Chemicon was subject to income Tax as a qualifying subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code and for purposes of the corresponding provisions of California Tax Law.

                  3.24 Employee Notice. Except as set forth on Schedule 3.24 hereto, no salaried employee of any Chemicon Entity has notified any Chemicon Entity of his or her intention to resign or retire.

                  3.25 No Interest in Properties, Competitors, Etc. Except as set forth in Schedule 3.25 hereto and except for transactions between or among the Chemicon Entities, Chemicon Europe and the European Subsidiaries, no Chemicon Entity nor, to the Knowledge of the Shareholder, any of their respective directors, officers, managers or shareholders, directly or indirectly, owns any interest in, controls or is an employee, officer, manager, shareholder, member, director or agent of, or employee to, any person or entity that is a competitor or supplier or otherwise has a material business relationship with any Chemicon Entity.

                  3.26 Brokers' and Finders' Fees. Other than as set forth on Schedule 3.26, neither any Chemicon Entity, the Shareholder nor anyone acting on behalf of any of them, has any liability to any party for any brokers' or finders' fees or the like or any other liability that is contingent upon the consummation of the Acquisition in connection with this Agreement, the European Purchase Agreement or any transaction contemplated hereby or thereby. Serologicals shall have no liability arising from any such action by any Chemicon Entity, the Shareholder, or anyone acting on behalf of any of them for any such fees, expenses, or the like in connection with this Agreement, the European Purchase Agreement or any transaction contemplated hereby or thereby.

                  3.27 Ethical Practices. Neither any Chemicon Entity nor any officer, director, employee, member, manager, agent or any representative thereof has offered or given anything of value to: (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function;
(y) inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist any Chemicon Entity in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Chemicon Entity in obtaining or retaining business for, or with, or directing business to, any Person. The business and operations of each Chemicon Entity have been conducted in material compliance with all applicable Laws.

                  3.28 Australian Representations. The Shareholder further represents and warrants, as to Chemicon Australia Pty. Ltd., a private limited company organized under the corporation laws of Victoria, Australia, and wholly owned subsidiary of Chemicon, as set forth on Schedule 3.28, such schedule being incorporated herein by reference as if the text of such schedule were set forth in full herein.

                  3.29 U.S. Food and Drug Administration Representations. Except as set forth on Schedule 3.29.

                           (a) Each Chemicon Entity is in compliance, in all material respects, with all current applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by the United States Food and Drug Administration ("FDA") or any applicable, comparable foreign governmental entity.

                           (b)      Registration and Listing.

                                    (i)      All establishments required to be
                  registered by any Chemicon Entity with FDA are validly registered.

                                    (ii)     All devices required to be listed
                  by any Chemicon Entity with FDA are validly listed.

                                    (iii)    Each Chemicon Entity has provided
                  complete copies of all Forms FDA-2891, 2891a, and 2892 and other correspondence with FDA relating to establishment registration and device listing.

                           (c)      Product Applications.

                                    (i)      All products, where required, are
                  being marketed under a valid 510(k) or PMA exclusively owned by any Chemicon Entity and approved or cleared, as appropriate, by FDA.

                                    (ii)     Any 510(k) or PMA documents and
                  related documents for each of the products of any Chemicon Entity are in compliance, in all material respects, with all applicable federal statutes, rules, regulations, standards, guidelines, policies and orders administered or promulgated by FDA and there is no reason to believe that FDA is considering limiting, suspending, or revoking such approvals or clearances or changing the marketing classification or labeling of any such products.

                                    (iii)    To the Knowledge of the
                  Shareholder, there is no false information or significant omission in any product application or product-related submission to FDA.

                                    (iv)     Each Chemicon Entity has obtained
                  all necessary regulatory approvals from any applicable foreign governmental entities related to the products manufactured and distributed by the relevant Chemicon Entity.

                           (d)      Warning Letters, Etc.

                                    (i)      Each Chemicon Entity has provided
                  all Form FDA-483 forms received by it.

                                    (ii)     Each Chemicon Entity has provided
                  all responses to Form FDA-483 forms made to FDA.

                                    (iii)    Each Chemicon Entity has provided
                  any and all Warning Letters and untitled letters concerning good manufacturing practices ("GMP") issues received by it.

                                    (iv)     Each Chemicon Entity has provided
                  all responses to Warning Letters and untitled letters related to GMP issues submitted to FDA.

                                    (v)      Each Chemicon Entity has provided
                  any and all FDA establishment inspection reports ("EIRs") they have received from FDA.

                           (e)      Import and Exports

                                    (i)      Except as otherwise disclosed on
                  Schedule 3.29, no Chemicon Entity is subject to any FDA Import Alerts.

                                    (ii)     Each Chemicon Entity complies with
                  all applicable FDA import and export requirements, including import-for-export requirements, export notification or authorization requirements, and recordkeeping requirements, as applicable.

                                    (iii)    Each Chemicon Entity has provided
                  complete documentation concerning all device-related imports and exports.

                           (f) Enforcement Issues. The Shareholder has no Knowledge of any acts that furnish a reasonable basis for a Warning Letter, untitled letter, Section 305 notice or other similar communication.

         4. REPRESENTATIONS AND WARRANTIES OF SEROLOGICALS. Serologicals hereby represents and warrants to the Shareholder as follows:

                  4.1 Organization, Power and Authority. Each of Serologicals and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to enter into this Agreement, the European Purchase Agreement, the Indemnification Agreement and the Parent Guaranty (as the case may be) and each other document contemplated hereby and thereby to which it is a party. The execution, delivery and performance of this Agreement, the European Purchase Agreement and the Indemnification Agreement by Serologicals and the consummation by Serologicals of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action on the part of Serologicals. The execution, delivery and performance of the Parent Guaranty by the Parent and the consummation by the Parent of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of Parent. The execution and delivery of the Parent Guaranty by Parent does not require the authorization, consent or approval of the stockholders of Serologicals or Parent. This Agreement, the European Purchase Agreement, the Indemnification Agreement and the Parent Guaranty and each other document contemplated hereby or thereby have been (or when executed, will be) duly executed and delivered by Serologicals or Parent (as the case may be) and constitute, and each instrument delivered pursuant hereto, when executed and delivered by Serologicals or Parent (as the case may be) (assuming that each other party thereto executes and delivers such agreements) will constitute, the legal, valid and binding agreement of Serologicals or Parent (as the case may be), enforceable in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights and by judicial discretion in the enforcement of equitable remedies.

                  4.2 No Conflict. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement, the European Purchase Agreement and the Indemnification Agreement by Serologicals and the Parent Guaranty by the Parent, the consummation of the transactions contemplated herein and therein by Serologicals, and the performance of the covenants and agreements of Serologicals contained herein and of Parent contained in the Parent Guaranty will not, with or without the giving of notice or the lapse of time, or both,
(i) violate or conflict with any of the provisions of the certificate of incorporation or bylaws of Serologicals or Parent, (ii) violate, conflict with or result in a breach or default or loss of rights under, result in, cause or create any liability, reassessment or revaluation of assets, or Lien pursuant to, or cause the termination or acceleration of or give any third party the right to modify, terminate, or accelerate any obligations under, any term or condition of any indenture, mortgage, lease, loan agreement, license, permit, contract, agreement or instrument to which Serologicals or Parent either is a party or by which any of their respective properties may be bound, (iii) violate or conflict with any law, ordinance, rule, order, judgment, decree or ruling of any Governmental Authority applicable to Serologicals or Parent or any of their respective assets or properties, (iv) result in the creation or imposition of any Lien upon any assets or properties of Serologicals or Parent, or (v) except for approval pursuant to the HSR Act and the FTA, require any authorization, consent, approval, exemption, or other action by or notice or declaration to or filing with, any court or administrative or other governmental body or agency, except in the cases of clauses (ii)-(v), for such violations, conflicts, breaches, Liens, authorizations, consents or similar matters as to which requisite waivers or consents will have been obtained prior to the Closing or which individually, or in the aggregate, would not impair Serologicals' ability to perform its obligations hereunder or under the European Purchase Agreement or the Indemnification Agreement or Parent's ability to perform its obligations under the Parent Guaranty.

                  4.3      Brokers' and Finders' Fees. Except as set forth on
Schedule 4.3, neither Parent, Serologicals nor anyone acting on their behalf has any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement, the European Purchase Agreement or any transaction contemplated hereby or thereby. The Shareholder will not have any liability arising from any such action by Parent, Serologicals or anyone acting on their behalf for any such fees, expenses, or the like in connection with this Agreement, the European Purchase Agreement or any transaction contemplated hereby or thereby.

                  4.4 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or to the knowledge of Serologicals, threatened against, relating to or affecting Parent, Serologicals or any of their respective Assets and Properties which could reasonably be expected to have a material adverse effect on the consummation of any of the transactions contemplated by this Agreement or the Parent Guaranty.

                  4.5 Purchase for Investment. Serologicals is purchasing the Common Stock for its own account for the purpose of investment and not with a view to any sale or distribution thereof.

                  4.6 Financing. Parent has obtained a commitment letter from UBS AG, Stamford, Connecticut Branch, a copy of which is attached hereto as
Schedule 4.6, pursuant to which UBS AG, Stamford, Connecticut Branch has committed to lend to Parent an aggregate of up to $125 million, consisting of a $100 million term loan facility and a $25 million revolving credit facility, in connection with the transactions contemplated by this Agreement, subject to the terms and conditions set forth therein.

         5.       CERTAIN COVENANTS AND AGREEMENTS

                  5.1 Conduct of Business by Chemicon. From the date hereof until the Closing Date, the Shareholder shall cause each Chemicon Entity, Chemicon Europe and the European Subsidiaries to, except as required in connection with the transactions contemplated by this Agreement, except as otherwise consented to in writing by Serologicals and except as set forth on
Schedule 5.1:

                           (a) conduct its business in the Ordinary Course of Business and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to any Chemicon Entity, Chemicon Europe or any European Subsidiary, as the case may be, or any of their respective properties and assets, except those in the Ordinary Course of Business and not otherwise prohibited under this Section 5.1;

                           (b) use commercially reasonable efforts to preserve intact the goodwill and business organization of each Chemicon Entity, Chemicon Europe and each European Subsidiary, keep their respective officers and employees available to Serologicals and preserve the relationships and goodwill of each Chemicon Entity, Chemicon Europe and each European Subsidiary with customers, distributors, suppliers, employees and others having business relations with any Chemicon Entity, Chemicon Europe or any European Subsidiary, as the case may be;

                           (c) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

                           (d) duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

                           (e) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Leased Real Property or on the Properties (as defined in the European Purchase Agreement), and all equipment, fixtures and other tangible personal property located on the Leased Real Property or on the Properties (as defined in the European Purchase Agreement);

                           (f) not authorize for issuance, issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

                           (g)      not amend or modify its charter or
         constitutional documents;

                           (h) not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than the payment of salaries in the Ordinary Course of Business;

                           (i) not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

                           (j) not dispose of or permit to lapse any rights to the use of any Proprietary Rights of any Chemicon Entity described or required to be described on Schedule 3.13(a) or Schedule 3.13(e) or any Intellectual Property (as defined in the European Purchase Agreement) of Chemicon Europe or any European Subsidiary described in the Disclosure Letter or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of any Chemicon Entity, Chemicon Europe or any European Subsidiary, as the case may be, not heretofore a matter of public knowledge; provided, however, that a disposal or lapse of any Proprietary Right other than those described or required to be described on Schedule 3.13(a) or
         Schedule 3.13(e) in the Ordinary Course of Business shall not be a violation of this covenant;

                           (k) not (i) sell any assets, other than finished goods sold in the Ordinary Course of Business, (ii) create, incur or assume any indebtedness secured by the real or personal property of any Chemicon Entity, Chemicon Europe or any European Subsidiary, (iii) grant, create, incur or suffer to exist any Liens or any Encumbrance (as defined in the European Purchase Agreement) on the real or personal properties of any Chemicon Entity, Chemicon Europe or any European Subsidiary which did not exist on the date hereof (other than Permitted Liens), (iv) incur any liability or obligation (absolute, accrued or contingent) except in the Ordinary Course of Business, (v) write-off any guaranteed checks, notes or accounts receivable except in the Ordinary Course of Business, (vi) write-down the value of any asset or investment on the books or records of any Chemicon Entity, Chemicon Europe or any European Subsidiary, except for depreciation and amortization in the Ordinary Course of Business, (vii) cancel any debt or waive any claims or rights, (viii) make any commitment for any capital expenditure to be made on or after the Closing Date in excess of $50,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures or (ix) enter into any material Contract or agreement;

                           (l)      not increase in any manner the base
         compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants, except in the Ordinary Course of Business; provided, however, no Chemicon Entity and no European Subsidiary shall take, and Chemicon Europe shall not take, any action described in this paragraph with respect to (i) any manager, officer or director of any Chemicon Entity, Chemicon Europe or any European Subsidiary or (ii) any person whose annualized compensation is $50,000 or more or whose annual compensation for the twelve (12) month period following the Closing is expected to be $100,000 or more;

                           (m) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Benefit Plan to any employee, whether past or present, except in the Ordinary Course of Business; provided, however, no Chemicon Entity and no European Subsidiary shall take, and Chemicon Europe shall not take, any action described in this paragraph with respect to (i) any manager, officer or director of any Chemicon Entity, Chemicon Europe or any European Subsidiary or (ii) any person whose annualized compensation is $50,000 or more or whose annual compensation for the twelve (12) month period following the Closing Date is expected to be $100,000 or more;

                           (n) not adopt, amend or terminate any employee benefit plan, program, agreement, arrangement, commitment, policy or understanding or increase the benefits provided under any Employee Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

                           (o) not enter into any new collective bargaining agreement;

                           (p)      not amend or terminate any existing
         employment, severance, consulting, or other compensation agreement, hire any new employees or enter into any new employment, severance, change in control, consulting or other compensation agreement, except in the Ordinary Course of Business; provided, however, no Chemicon Entity and no European Subsidiary shall take, and Chemicon Europe shall not take, any action described in this paragraph with respect to any person whose annualized compensation is $50,000 or more or whose annual compensation for the twelve (12) month period following the Closing Date is expected to be $100,000 or more;

                           (q) maintain supplies and inventory at levels that are in the Ordinary Course of Business;

                           (r) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the Ordinary Course of Business;

                           (s) perform in all material respects all of its obligations under all, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any Contract (except those being contested in good faith) and not enter into, assume or amend any Contract or commitment that is or would be a Chemicon Contract or a Contract referred to in Schedule 1, Section 13.1 of the European Purchase Agreement;

                           (t) not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than in the Ordinary Course of Business;

                           (u) not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the Ordinary Course of Business);

                           (v) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of each Chemicon Entity, Chemicon Europe or a European Subsidiary;

                           (w) in the case of the Chemicon Entities, continue to maintain its books and records in accordance with GAAP consistently applied (subject to the exception disclosed in Schedule 3.14(a)), and on a basis consistent with past practice and in the case of Chemicon Europe and the European Subsidiaries, continue to maintain its books and records in accordance with generally accepted accounting principles in the United Kingdom, consistently applied;

                           (x) continue its cash management practices in the Ordinary Course of Business;

                           (y) not make or consent to any election relating to Taxes outside the Ordinary Course of Business; and

                           (z) not authorize, or commit or agree to take, any of the foregoing actions that are prohibited by this Section 5.1.

         In connection with the continued operation of the Chemicon Entities, Chemicon Europe and the European Subsidiaries between the date hereof and the Closing Date, the Shareholder will confer in good faith on a regular and frequent basis with Serologicals regarding operational matters and the general status of ongoing operations of the Chemicon Entities, Chemicon Europe and the European Subsidiaries promptly and will notify Serologicals of any event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect. The Shareholder acknowledges that Serologicals does not waive, and will not waive, any rights it may have under this Agreement as a result of such consultations or notifications. The Shareholder shall not, and shall cause each Chemicon Entity, Chemicon Europe and each European Subsidiary not to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Shareholder set forth in this Agreement (or, with respect to Chemicon Europe and the European Subsidiaries, set forth in the European Purchase Agreement) becoming untrue.

                  5.2 Inspection and Access to Information. From the date hereof to the Closing Date or until this Agreement is terminated as provided in
Article VII, the Shareholder will (and will cause each Chemicon Entity's, Chemicon Europe's and the European Subsidiaries' respective officers, directors, employees, auditors and agents to) provide Serologicals and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, Contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and will cause the officers or managers of each Chemicon Entity, Chemicon Europe and each European Subsidiary to furnish to Serologicals and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Chemicon Entities, Chemicon Europe, and the European Subsidiaries and otherwise fully co-operate with the conduct of due diligence by Serologicals and its representatives.

                  5.3 No Solicitation of Transactions. The Shareholder will not, and shall cause each Chemicon Entity, Chemicon Europe, each European Subsidiary and each of their respective Affiliates not to, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement or any transaction, arrangement, or other understanding (whether written or oral) with any Person, firm or corporation, other than Serologicals, with respect to the Acquisition, any purchase, sale, hypothecation, pledge or transfer, directly or indirectly, of all or any portion of the Common Stock or any capital stock or equity interest in any other Chemicon Entity, Chemicon Europe, or any European Subsidiary or a merger, consolidation, business combination, sale of all or any substantial portion of the assets of any Chemicon Entity,

Chemicon Europe, or any European Subsidiary, or the liquidation or a similar extraordinary transaction with respect to any Chemicon Entity, Chemicon Europe, or any European Subsidiary. The Shareholder will notify Serologicals orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which any Chemicon Entity or any of its Affiliates or any of their respective officers, directors, investment bankers or financial advisors, may receive relating to any of such matters and, if such proposal is in writing, the Shareholder will deliver to Serologicals a copy of such inquiry or proposal.

                  5.4      Reasonable Efforts; Further Assurances; Cooperation.

                  (a) Subject to the other provisions of this Agreement, the Parties will use, and the Shareholder will cause each Chemicon Entity, Chemicon Europe and each European Subsidiary to use, its reasonable, good faith efforts to perform its obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required and all regulatory approvals and to satisfy all conditions under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to April 30, 2003, in accordance with the terms of this Agreement.

                  (b) Subject to the provisions of Section 5.5, in the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or the European Purchase Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement or the European Purchase Agreement.

                  (c) The Shareholder will cause each Chemicon Entity, Chemicon Europe and each European Subsidiary to give any notices to third parties and use its best efforts (in consultation with Serologicals) to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the European Purchase Agreement.

                  (d) The Shareholder will give prompt notice to Serologicals of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Shareholder, contained in this Agreement or in any schedule to this Agreement or the European Purchase Agreement, to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Section 6 of this Agreement and (ii) any failure of the Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Shareholder under this Agreement or the European Purchase Agreement. The Shareholder acknowledges that Serologicals does not waive, and will not waive, any rights it may have under this

         Agreement as a result of any such notifications; provided, however, that if Serologicals does not terminate this Agreement or the European Purchase Agreement as a result of any event or occurrence, first occurring after the date hereof and set forth in the notice from Shareholder to Serologicals, causing any representation or warranty to be untrue or inaccurate after the date hereof or causing the failure of any of the conditions specified in Section 6 to occur or any failure of Shareholder to comply with any of its covenants, conditions or agreements contained herein, such event or occurrence set forth in the notice shall not serve as a basis for any indemnification claim pursuant to the Indemnification Agreement.

                  (e) Serologicals will give prompt notice to Shareholder of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Serologicals contained in this Agreement or in any Schedule to this Agreement or the European Purchase Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Section 6 of this Agreement and (ii) any failure of Serologicals to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Serologicals under this Agreement or the European Purchase Agreement. Serologicals acknowledges that the Shareholder does not waive, and will not waive, any rights it may have under this Agreement or the European Purchase Agreement as a result of any such notifications; provided, however, that if Shareholder does not terminate this Agreement or the European Purchase Agreement as a result of any event or occurrence, first occurring after the date hereof and set forth in the notice from Serologicals to Shareholder, causing any representation or warranty to be untrue or inaccurate after the date hereof or causing the failure of any of the conditions specified in Section 6 to occur or any failure of Serologicals to comply with any of its covenants, conditions or agreements contained herein, such event or occurrence set forth in the notice shall not serve as a basis for any indemnification claim pursuant to the Indemnification Agreement.

                           (f) Subject to the provisions of Section 5.5, in the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or the European Purchase Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement or the European Purchase Agreement.

                           (g) The Shareholder will cause each Chemicon Entity, Chemicon Europe and each European Subsidiary to give any notices to third parties and use commercially reasonable efforts (in consultation with Serologicals) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the European Purchase Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, the consents described in Schedule 3.11(a), the Real Property Leases described on
         Schedule 3.10(a) and all other consents described in such schedule or in the Disclosure Letter, (iii) required to avoid a breach of or default under any Contracts to which any Chemicon Entity, Chemicon Europe or any European Subsidiary is a party as a result of the consummation of the transactions contemplated by this Agreement or the European Purchase Agreement or (iv) required to prevent the occurrence of any event, condition or circumstance that would have, or could reasonably be expected to have, a Material Adverse Effect.

                  5.5      Compliance with Antitrust Requirements.

                           (a)      Each party hereto agrees to make an
         appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, to make any additional filings required by any applicable Antitrust Law, and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the approval of the Acquisition pursuant to the HSR Act or other Antitrust Laws as soon as practicable. Each of Serologicals and the Shareholder (to the extent directed by Serologicals) shall as promptly as practicable comply with the Foreign Antitrust Laws.

                           (b) Serologicals shall, and the Shareholder shall cause each Chemicon Entity to (to the extent necessary), in connection with the efforts referenced in Section 5.5(a), obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party (including sharing copies of any such filings or submissions reasonably in advance of the filing or submission thereof); (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit each of the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences.

                           (c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.5(a) and (b), each party hereto shall use its best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by any party to consummate the Acquisition, in no event shall Serologicals or any of its subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole and absolute discretion of Serologicals, could be expected to limit (A) the freedom of action of Serologicals or its subsidiaries or Affiliates with respect to the operation of, or Serologicals' or its subsidiaries' or Affiliates' ability to retain, any Chemicon Entity or any businesses, product lines or assets of any Chemicon Entity, or (B) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Serologicals or any of its subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of any Chemicon Entity, Serologicals or its subsidiaries or Affiliates.

                  (d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement or the European Purchase Agreement (i) each of the Parties shall cooperate with each other and use its respective best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the European Purchase Agreement, and (ii) the Parties shall defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement or the European Purchase Agreement.

                  5.6 Public Announcements. Prior to the consummation of the transaction contemplated by this Agreement, no Party shall make any public announcement, except to the extent required by Law (including requirements of stock exchanges and other similar regulatory bodies), regarding any aspect of this Agreement or the transactions contemplated hereby.

                  5.7      Supplements to Schedules.

                           (a) From time to time up to the Closing Date, the Shareholder will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement or the Disclosure Letter with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof,
         (i) would have been required to be set forth or described in such Schedules or the Disclosure Letter or (ii) would have been necessary to correct any information in such Schedules or the Disclosure Letter which has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2. If Serologicals does not terminate this Agreement or the European Purchase Agreement as a result of any event, occurrence or item, first occurring after the date hereof and set forth on any supplement or amendment, such event, occurrence or item set forth on such supplement or amendment shall not serve as a basis for any indemnification claim pursuant to the Indemnification Agreement.

                           (b) From time to time up to the Closing Date, Serologicals will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, (i) would have been required to be set forth or described in such Schedules or (ii) would have been necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.3. If the Shareholder does not terminate this Agreement as a result of any event, occurrence or item, first occurring after the date hereof and set forth on any supplement or amendment, such event, occurrence or item set forth on such supplement or amendment shall not serve as a basis for any indemnification claim pursuant to the Indemnification Agreement.

                  5.8 Insurance. If requested by Serologicals, the Shareholder shall in good faith cooperate with Serologicals and take all actions reasonably requested by Serologicals that are necessary or desirable to permit Serologicals to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of any Chemicon Entity, Chemicon Europe or any European Subsidiary that are currently in force.

                  5.9      Tax Matters.

                           (a) The Shareholder shall be responsible for the preparation and filing of all Tax Returns for each Chemicon Entity that are actually filed before the Closing Date. Such Tax Returns shall be prepared and filed in a manner consistent with the past practices of the Chemicon Entities in preparing their Tax Returns. Serologicals shall be responsible for the preparation and filing of all Tax Returns for each Chemicon Entity that are actually filed after the Closing Date. The party responsible for the preparation and filing of a Tax Return under this Section 5.9(a) shall submit a draft return to the other party within a reasonable period prior to filing and shall make such revisions to such Tax Return as are reasonably requested by such other party; provided, however, that Serologicals shall not be required to seek the Shareholder's comments with respect to Tax Returns covering periods beginning after the Closing Date.

                           (b) Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Serologicals and the Shareholder agree (i) to retain all books and records, in their respective possessions or under their respective control, with respect to Tax matters pertinent to any Chemicon Entity relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Serologicals or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow such other party to take possession of such books and records. The Shareholder further agrees, upon request, to use its best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby). The Shareholder further agrees, upon request, to provide Serologicals with all information that either party may be required to report pursuant to
         Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

                           (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholder when due, and the Shareholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Serologicals will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                  5.10 Merger of Ramona BioFarms, LLC. Prior to, or concurrent with the Closing, Ramona BioFarms, LLC, a California limited liability company, shall be merged with and into Chemicon.

                  5.11 Insurance. Concurrent with the Closing or immediately following the Closing, Serologicals shall, or shall cause Chemicon to, obtain and pay the premium for an extended discovery period endorsement for the product liability insurance policies maintained by each Chemicon Entity on the date hereof, with such endorsement being for a period of not less than four years and being in a form and substance reasonably satisfactory to Shareholder.

         6.       CONDITIONS TO CLOSING

                  6.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                           (a) There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the Acquisition or the acquisition of the shares in Chemicon Europe as contemplated by the European Purchase Agreement may not be consummated as provided in this Agreement or the European Purchase Agreement, no proceeding or lawsuit will have been commenced by any Governmental Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement or the European Purchase Agreement.

                           (b)      All consents, approvals, orders or
         authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution, delivery or performance of this Agreement or the European Purchase Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have, or could not reasonably be expected to have, a Material Adverse Effect.

                           (c) The waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

                  6.2 Conditions to Obligations of Serologicals. The obligations of Serologicals to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                           (a) The representations and warranties of the Shareholder set forth in Section 3 and the representations and warranties of the Shareholder set forth in the European Purchase Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

                           (b) The Shareholder shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

                           (c) Between the date hereof and the Closing Date, there shall not have occurred any event, condition, circumstance or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect;

                           (d) The Shareholder shall have executed and delivered to Serologicals a certificate as to compliance with the conditions set forth in Sections 6.2(a), (b) and (c);

                           (e) The Shareholder shall have obtained and delivered to Serologicals the written consents of third parties, as set forth in Schedule 3.11(a) and shall have provided the notices set forth on Schedule 3.11(b), with respect to the consummation of the Acquisition and/or any deemed assignment of any Contract that will result therefrom (all such consents and waivers shall be in full force and effect);

                           (f) Serologicals shall have received pay-off letter(s) in form and substance reasonably satisfactory to Serologicals in respect of (i) the repayment, release and termination of the Chemicon Debt and (ii) the full release of any and Liens related to the Chemicon Debt and any and all other Liens (other than Permitted Liens) encumbering any assets and properties of any Chemicon Entity, including, all assets and properties used in the operation of the Business;

                           (g) Serologicals shall have received an opinion of Luce, Forward, Hamilton & Scripps LLP, counsel to the Chemicon Entities, dated the Closing Date, in substantially the form attached as Exhibit B; an opinion of Altheimer & Gray, counsel to the Shareholder, dated the Closing Date, in substantially the form attached as Exhibit C; and an opinion of Jeffrey S. Joy & Associates, counsel to the Trust, in substantially the form attached hereto as Exhibit D;

                           (h) The transactions contemplated in the European Purchase Agreement shall have been or will be contemporaneously closed;

                           (i) Serologicals shall have received at least $100 million in cash from a new senior term loan and shall have at least $25 million of unused availability under a new revolving credit facility, all on terms and conditions and in form and substance acceptable to Serologicals;

                           (j)      D. Beckman shall have executed and delivered
         (1) a non-competition agreement substantially in the form attached hereto as Exhibit E and (2) a consulting agreement substantially in the form attached hereto as Exhibit F, and the Beckmans shall have executed and delivered a resignation from all positions of employment with all Chemicon Entities effective as of the Closing Date;

                           (k) The Real Property Leases listed on Schedule 6.2(k) shall have been amended in accordance with the terms set forth on Schedule 6.2(k);

                           (l) The transactions with Affiliates of each Chemicon Entity, Chemicon Europe and each European Subsidiary set forth on Schedule 6.2(l) shall have been terminated and be of no further force and effect, such terminations to be on terms and conditions reasonably acceptable to Serologicals and title to the assets described on Schedule 6.2(l) shall have been transferred to the relevant Chemicon Entity free and clear of all Liens (other than Permitted Liens) for nominal consideration;

                           (m) The Marketing and Administrative Services Agreement, dated November 18, 2002, between Chemicon and Genome Biosciences, LLC, as amended by the First Amendment to Marketing and Administrative Services Agreement dated December 10, 2002 shall have been amended in accordance with the amendment set forth in Schedule 6.2(m);

                           (n) Serologicals shall have received the audited combined balance sheets for the Chemicon Entities, Chemicon Europe, and Cymbus Biotechnology Limited as of December 31, 2001 and 2002, and the related audited combined statements of operations, statements of shareholders equity and statements of cash flows for the years ended December 31, 2000, 2001 and 2002;

                           (o) Serologicals shall have received the agreement of Swenson Corporation (i) to provide a written consent to file the audited combined financial statements referred to Section 6.2(n) with Serologicals' current report on Form 8-K in connection with the Acquisition, promptly following Serologicals' request for such consent and (ii) to provide a written consent to the incorporation of all such statements into the registration statements filed by Serologicals pursuant to the Securities Act of 1933, as amended, to the extent required by such Act or the regulations promulgated thereunder, upon the payment by Serologicals of the reasonable fees and expenses incurred by such firm in performing the procedures required in connection with the issuance of such consents;

                           (p) Serologicals shall have received a release from the Shareholder, D. Beckman, K. Beckman and the Trust each in a form attached hereto as Exhibit G;

                           (q) Novus shall have executed and delivered a non-compete agreement in a form and substance acceptable to Serologicals;

                           (r) The Shareholder shall have caused 530 Collins Street Pty. Ltd. to transfer record ownership of all of the issued and outstanding shares and other equity interest of Chemicon Australia Pty. Ltd. ("Chemicon Australia") to Chemicon, without cost or obligation to Chemicon, such that, prior to the Closing Date, Chemicon shall be the beneficial and record holder of all of the issued and outstanding capital stock and all other equity interest of Chemicon Australia free and clear of all Liens, other than Liens described on
         Schedule 3.1(a);

                           (s) the Board of Directors of Chemicon shall have adopted resolutions terminating the Chemicon 401(k) plan immediately prior to the Closing and Chemicon shall have provided a copy of such resolutions to Serologicals; and

                           (t) The Shareholder shall have delivered, or caused to be delivered, to Serologicals the following:

                                    (i)      the stock certificates representing
                  all of the issued and outstanding Common Stock and accompanying stock powers evidencing the transfer of the Common Stock to Serologicals;

                                    (ii)     resignations, effective as of the
                  Closing Date, of the officers and directors of each Chemicon Entity;

                                    (iii)    a certificate by the Secretary or
                  any Assistant Secretary or similar officer of each Chemicon Entity, dated the Closing Date, as to (1) the good standing of each Chemicon Entity in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (2) no amendments to its charter documents and (3) the effectiveness of any board, shareholder, manager, member or similar resolutions of each Chemicon Entity passed in connection with this Agreement and transactions contemplated hereby;

                                    (iv)     the organizational record books,
                  minute books and corporate seal of each Chemicon Entity;

                                    (v)      the Escrow Agreement; and

                                    (vi)     all other documents required to be
                  entered into by the Shareholder pursuant to this Agreement or reasonably requested by Serologicals to otherwise consummate the transactions contemplated by this Agreement.

                  6.3 Conditions to Obligations of the Shareholder. The obligations of the Shareholder to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions:

                           (a) The representations and warranties of Serologicals set forth in Section 4 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

                           (b) Serologicals and Parent shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement or the Parent Guaranty on or prior to the Closing Date;

                           (c) Serologicals shall have delivered to the Shareholder a certificate of an authorized officer as to compliance with the conditions set forth in Sections 6.3(a) and (b);

                           (d) Shareholder shall have received an opinion of King & Spalding LLP, counsel to Serologicals and Parent, dated the Closing Date, in substantially the form attached as Exhibit H and an opinion of Morris, Polich, & Purdy LLP, counsel to Serologicals and Parent, dated the Closing Date, in substantially the form attached as
         Exhibit I;

                           (e) Chemicon shall have received releases of the Beckmans as guarantors of those Contracts listed on Schedule 6.3(e) or if such releases have not been obtained, Serologicals shall have delivered a guaranty or other similar agreement, in a form and substance reasonably satisfactory to the Beckmans, indemnifying the Beckmans for any obligations pursuant to any Contracts listed on
         Schedule 6.3(e) for which releases have not been obtained;

                           (f) The transactions contemplated in the European Purchase Agreement shall have been or will be contemporaneously closed;

                           (g) Serologicals shall have executed and delivered to Mr. Beckman a letter agreement pursuant to which Serologicals agrees to indemnify the Shareholder, Chemicon, the Beckmans and their respective affiliates from any and all liability related to the termination of the Chemicon 401(k) plan immediately prior to Closing, which letter agreement shall be reasonably satisfactory to Mr. Beckman in form and substance; and

                           (h) Serologicals shall have delivered, or caused to be delivered, to the Shareholder the following:

                                    (i)      the Purchase Price, paid and
                  delivered in accordance with Section 2.3;

                                    (ii)     a certificate by the Secretary or
                  any Assistant Secretary of Serologicals, dated the Closing Date, as to (1) the good standing of Serologicals in its jurisdiction of incorporation and (2) the effectiveness of the board resolutions of Serologicals passed in connection with this Agreement and the transactions contemplated hereby;

                                    (iii)    a certificate by the Secretary or
                  any Assistant Secretary of the Parent, dated the Closing Date, as to (i) the good standing of the Parent in its jurisdiction of incorporation and (2) the effectiveness of the board resolutions of the Parent passed in connection with the Parent Guaranty and the transactions contemplated thereby;

                                    (iv)     the Escrow Agreement; and

                                    (v)      all other documents required to be
                  entered into or delivered by Serologicals or the Parent at or prior to the Closing pursuant to this Agreement.

         7. CLOSING. The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will occur as promptly as practicable following the satisfaction or waiver of the conditions set forth in Section 6. The Closing will take place at the offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, San Diego, California or at such other place as the Parties may agree. The Parties agree that, notwithstanding the date on which the Closing occurs, the Acquisition shall be deemed to be effective, as between the Parties, at 12:01 a.m. Eastern Standard Time on the Effective Date.

         8.       TERMINATION.

                  8.1 Termination. This Agreement and the European Purchase Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                           (a)      in writing by mutual consent of the Parties;

                           (b) by written notice from Serologicals to the Shareholder, if the Shareholder (i) fails to perform in any material respect any of its covenants contained in this Agreement or the European Purchase Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement or the European Purchase Agreement, which failure or breach is not cured within fifteen (15) days after Serologicals has notified the Shareholder of Serologicals' intent to terminate this Agreement and the European Purchase Agreement pursuant to this Section 8.1(b);

                           (c) by written notice from the Shareholder to Serologicals, if Serologicals (i) fails to perform in any material respect any of its covenants contained in this Agreement or the European Purchase Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement or the European Purchase Agreement, which failure or breach is not cured within fifteen (15) days after the Shareholder has notified

         Serologicals of the Shareholder's intent to terminate this Agreement and the European Purchase Agreement pursuant to this Section 8.1(c);

                           (d) by the Shareholder if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by the Shareholder at such time as such condition can no longer be satisfied provided, however, that the Shareholder's right to terminate this Agreement and the European Purchase Agreement pursuant to this Section 8.1(d) shall not be available if the Shareholder is in material breach of its obligations under this Agreement or the European Purchase Agreement or its failure to fulfill any of its obligations contained in this Agreement or the European Purchase Agreement has been the cause of, or resulted in, the failure of the condition to be satisfied;

                           (e) by Serologicals if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by Serologicals at such time as such condition can no longer be satisfied provided, however, that Serologicals' right to terminate this Agreement and the European Purchase Agreement pursuant to this Section 8.1(e) shall not be available if Serologicals is in material breach of its obligations under this Agreement or the European Purchase Agreement or its failure to fulfill any of its obligations contained in this Agreement or the European Purchase Agreement has been the cause of, or resulted in, the failure of the condition to be satisfied; or

                           (f) by written notice by the Shareholder to Serologicals or by Serologicals to the Shareholder, as the case may be, if the Closing has not occurred on or prior to April 30, 2003 for any reason other than delay or nonperformance of the Party seeking such termination.

                  8.2      Effect of Termination.

                           (a) Subject to the provisions of Section 8.2(b), in the event of termination of this Agreement and the European Purchase Agreement pursuant to Section 8, this Agreement and the European Purchase Agreement will forthwith become void and there will be no liability on the part of any Party or its respective officers, directors or stockholders, except for obligations under Sections 5.6 and 9.13 and this Section and the obligations set out in clause 4.2 of the European Purchase Agreement, all of which will survive the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement.

                           (b) In order to induce the Shareholder to enter into this Agreement and to reimburse and compensate the Shareholder for its time and lost opportunity costs for pursuing the Acquisition, Serologicals shall pay to the Shareholder (by wire transfer of immediately available funds to an account identified in writing to Serologicals by Shareholder) within five Business Days of written demand by the Shareholder an amount equal to $5,000,000 if:

                                    (i)      Serologicals terminates this
                  Agreement pursuant to Section 8.1(e) solely because of the failure of the condition set forth in Section 6.2(i) to be satisfied; or

                                    (ii)     Either party terminates this
                  Agreement pursuant to Section 8.1(f) and all of the conditions set forth in Section 6 have been satisfied or waived by the appropriate party other than (A) the condition set forth in
                  Section 6.2(i); (B) the condition set forth in Section 6.2(g) provided that each of the firms indicated in Section 6.2(g) confirm that they would deliver opinions substantially in the forms set forth in Exhibits B, C and D if the Closing were to occur; and (C) the conditions set forth in Sections 6.2(h) and 6.3(f), provided that the sole reason for the failure to satisfy the conditions set forth in Sections 6.2(h) and 6.3(f) shall be the failure to satisfy the condition set forth in
                  Section 6.2(i).

         The Shareholder acknowledges and agrees that the payment of the fee provided for in this Section 8.2(b) shall be the sole and exclusive remedy for termination of this Agreement pursuant to Sections 8.1(e) or 8.1(f) in the event of such termination.

                  8.3 Specific Performance and Other Remedies. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement and the European Purchase Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement or the European Purchase Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement or the European Purchase Agreement, the non-breaching Party may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         9.       MISCELLANEOUS

                  9.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid:

         If to the Shareholder:

                   Falcon International Investment Holdings LLC
                   c/o M.R. Mead & Company, LLC
                   8600 W. Bryn Mawr Avenue
                   Suite 700
                   Chicago, Illinois 60631-3505
                   Attention: Michael Mead

         with a copies to:

                  David A. Beckman
                  39193 Calle Companero
                  Murrieta, California 92562
              and

                  Luce, Forward, Hamilton & Scripps, LLP
                  600 W. Broadway, Suite 2600
                  San Diego, California 92101
                  Attention: Kurt Kicklighter, Esq.

         if to Serologicals:

                  Serologicals Corporation
                  5655 Spalding Drive
                  Norcross, Georgia 30092
                  Attention: Jeffrey Linton

         with a copy to:

                  King & Spalding LLP
                  191 Peachtree Street
                  Atlanta, Georgia 30303-1763
                  Attention: Philip A. Theodore, Esq.

or at such other address or number for a party as shall be specified by like notice.

Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice that is addressed and mailed or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

                  9.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

                  9.3 Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Party to this Agreement; provided that Serologicals shall, without the obligation to obtain the prior written consent of the Shareholder, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of Serologicals; provided, further, however, that Serologicals shall, without the obligation to obtain the prior written consent of the Shareholder, be entitled to assign its rights hereunder to UBS AG, Stamford Branch, as Administrative Agent, as collateral for its obligations and the obligations of the Parent with respect to the financing referred to in Section 6.2(i) hereof. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

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                  9.4      Captions. The titles, captions and table of contents
contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

                  9.5 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of California without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

                  9.6 Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that, except as provided in the next sentence, any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a "Legal Dispute") shall be brought only to the exclusive jurisdiction of the courts of the State of California or the federal courts located in the State of California, County of San Diego. Notwithstanding the preceding sentence, the Parties hereby irrevocably consent and agree that any Legal Dispute with respect to any claim for indemnification pursuant to the Indemnification Agreement shall be brought only in such federal or state court to which any third party claims giving rise to such indemnification has been brought; provided, however, that no party shall be prevented from raising an objection to subject matter jurisdiction in such forum. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 9.6 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court (other than as set forth above with respect to subject-matter jurisdiction)or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper (other than as set forth above with respect to subject-matter jurisdiction). Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 9.6 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. The provisions of this Section 9.6 are without prejudice to the rights of the parties to apply to the English Court for interim relief (to include, but not limited to, injunctions) and to obtain the same in aid of actual or contemplated proceedings before the courts of the State of California or the federal courts located in the State of California, San Diego County in connection with the matters arising from or contemplated in this Agreement, and for the purpose of an application pursuant to this sentence, the parties hereby submit to the non-exclusive jurisdiction of the English Court and waive all rights to challenge such application on grounds of jurisdiction and/or forum non conveniens. For the purpose of any proceedings pursuant to the preceding sentence, the Shareholder, the Trust and the Beckmans hereby appoint Minter Ellison

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of 10 Dominion Street, London, ECM 2EE to accept service of process on their behalf, such service to be effected at 10 Dominion Street, London, ECM 2EE.

                  9.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

                  9.8      Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

                  9.9 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

                  9.10 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

                  9.11 Integration. This Agreement, the European Purchase Agreement, the Indemnification Agreement and the other documents executed pursuant to this Agreement and the European Purchase Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between the Parties. Specifically, the Parties intend that this Agreement shall replace and supercede in all respects the Original Agreement.

                  9.12 Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

                  9.13 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Serologicals will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Shareholder

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

will pay the fees, costs and expenses of the Shareholder, the Beckman's, the Trust, the Chemicon Entities, Chemicon Europe, and the European Subsidiaries incurred in connection with this Agreement and the transactions contemplated by this Agreement, the European Purchase Agreement, the Indemnification Agreement and, including the fees, costs and expenses of their financial advisors, accountants and counsel. Notwithstanding the foregoing, Serologicals shall pay the filing fee due upon the filing of the Notification and Report Form required pursuant to the HSR Act.

                  9.14 Knowledge of the Shareholder. As used in this Agreement, the term "Knowledge" with respect to the Shareholder shall mean (i) all facts known by any Person named in Schedule 3.1(f), D. Beckman or K. Beckman after due inquiry and diligence with respect to the matters at hand and (ii) all facts that such persons should have known with respect to the matters at hand if they had made due inquiry and exercised diligence.

                  9.15 References to this Agreement. The Parties agree that references to the Securities Purchase Agreement in the Indemnification Agreement, the Parent Guaranty and in all other documents, agreements and instruments executed and delivered by the Parties with respect to the Acquisition shall be deemed to be references to this Amended and Restated Securities Purchase Agreement.

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                                                                 Execution Draft

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                                    SEROLOGICALS RESEARCH
                                    PRODUCTS, INC.

                                    By: /s/ David A. Dodd
                                        ---------------------------
                                    Name: David A. Dodd
                                    Title: President

                                    FALCON INTERNATIONAL INVESTMENT
                                    HOLDINGS LLC

                                    By: /s/ Michael R. Mead
                                        ---------------------------
                                    Name: Michael R. Mead
                                    Title: Sole Manager